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                                                                   EXHIBIT 10(k)


--------------------------------------------------------------------------------



                              Dated 30th May, 2000




                             Ian Isaac Melvyn Novak
                               Leon Beverly Novak

                                       and

                               Oneida U.K. Limited

                                       and

                                   Oneida Ltd





                            SHARE PURCHASE AGREEMENT

                        relating to the sale and purchase
                   of the whole of the issued share capital of
                           Viners of Sheffield Limited







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Agreement for Purchase of Shares

This Agreement is made on 30th May 2000

Between:

(1) The Several Persons named in Part 1 of Schedule 1 (the "Vendors", which expression shall include the legal personal representatives of any such persons);

(2) Oneida U.K. Limited whose registered office is at 13 Elder Way, Waterside Drive, Langley, Berkshire SL3 6EP (the "Purchaser"); and

(3) Oneida Ltd whose registered office is at 163-181 Kenwood Avenue, Oneida, New York, 13421 (the "Guarantor").

It is agreed as follows:

1.    Interpretation
      In this Agreement the headings shall not affect its interpretation and, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1   Definitions

      "Admitted Claim" means a claim under Warranties and/or the Tax Deed of Covenant which has been agreed by the Vendors and the Purchaser or which is the subject of a judgment of the court;


      "agreed terms" means, in relation to a document, such document in the terms agreed between the parties and signed for identification by the Purchaser's Solicitors and the Vendors' Solicitors with such alterations as may be agreed in writing between the parties from time to time for any reason including, without limitation, to take account of any changes between the date of this Agreement and Completion;

      "Audited Accounts" means the audited accounts of the Company and of each of the Subsidiaries and the audited consolidated group accounts of the Group for the financial period ended on the Balance Sheet Date;

      "Auditors" means BDO Stoy Hayward;

      "Balance Sheet Date" means 30 April 2000;

      "Business Day" means a day on which banks are open for business in London (excluding Saturdays, Sundays and public holidays);

      "Company" means Viners of Sheffield Limited details of which are contained in Part 3 of Schedule 1;

      "CHAPS" means clearing houses automated payment systems;

      "Completion" means the completion of the sale and purchase of the Shares pursuant to Clause 6;

      "Completion Accounts" has the meaning given in Clause 8.1;

      "Deposit" means the sum of 'L'2,000,000 payable to the Vendors' Solicitors as stakeholders pending Completion upon the signing hereof in part payment of the Purchase Price;


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      "Disclosures" means the Disclosure Letter and the Disclosure Bundle together;

      "Disclosure Bundle" means the documents annexed to and accompanying the Disclosure Letter;

      "Disclosure Letter" means the letter of even date with this Agreement from the Vendors to the Purchaser disclosing:

            a. information constituting exceptions to the Warranties; and

            b. details of other matters referred to in this Agreement;

      "Discount Agreement Letter" means the letter in the agreed terms from the Purchaser to the Vendors confirming that the Vendors may purchase the products of the Company at cost plus VAT after Completion;

      "Employees' Covenants" means the restrictive covenants in the agreed terms;

      "Encumbrance" means any claim, charge, mortgage, security, lien, option, equity, power of sale or hypothecation or other third party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind;

      "Group" or "Group Companies" means the Company and the Subsidiaries and "Group Company" means any one of them;

      "Information Technology" means all computer systems, communications systems, software and hardware owned, used or licensed by or to any Group Company;

      "Intellectual Property" means trade marks, service marks, trade names, domain names, logos, get-up, patents, inventions, registered and unregistered design rights, copyrights, semi-conductor topography rights, database rights and all similar proprietary rights which may subsist in any part of the world (including Know-How, as defined in Schedule 3) including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations and including any such rights as may be comprised in or from part of Information Technology;

      "Losses" means all losses, liabilities, costs (including, without limitation, proper legal costs), charges and expenses;

      "Net Asset Value" means the aggregate of all the assets less the aggregate of all the liabilities (specifically including but not limited to, all debt) and provisions as disclosed by the Completion Accounts;

      "Payment Account Details" means, in relation to any payment to be made under or pursuant to this Agreement, the name, account number, sort code, account location and other details specified by the payee and necessary to effect payment (whether by cheque, banker's draft, telegraphic or other electronic means of transfer) to the payee;

      "Pension Scheme" means the pension schemes of the Company in force at the date of this Agreement details of which are set out in the document[s] in the agreed terms;

      "Property" means the premises at 106 Brent Terrace, NW4 referred to in clause 10 of Schedule 3;

      "Purchaser's Solicitors" means Shearman & Sterling of 9 Appold Street, London EC2A 2AP;

      "Reporting Accountants" means a firm of Chartered Accountants independent of the Vendors and of the Purchaser to be agreed by the Vendors and the Purchaser within seven days of a notice by one to the other requiring such agreement or failing such agreement to be nominated on the application of either of them by


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      or on behalf of the President for the time being of the Institute of
      Chartered Accountants in England and Wales;

      "Restrictive Covenant Payments" means the payments by the Purchaser to the Vendors described in Clause 9.2;

      "Senior Employee" means an employee of a Group Company who earns a salary of 'L'20,000 or more per annum;

      "Shares" means 50,000 Ordinary Shares of 'L'1 each being the whole of the issued share capital of the Company;

      "Subsidiaries" means the subsidiaries of the Company details of which are contained in Part 4 of Schedule 1;

      "Tax Deed of Covenant" means the deed of covenant against Taxation in the agreed terms to be entered into at Completion;

      "Taxation" and "Transaction" bear the meanings respectively given to them in the Tax Deed of Covenant;

      "Tenancy Agreement" means the tenancy of the Property set out in Schedule 5 to be granted to the Company by the Vendors at Completion;

      "Vendors' Solicitors" means Seddons of 5 Portman Square, London W1H 9PS;

      "Warranties" means the warranties and representations set out in Schedule 3 and

      "Warranty" means any one of them;

      "Warrantors" means Ian Isaac Melvyn Novak and Leon Beverly Novak;

1.2   Subordinate Legislation
      References to a statutory provision include any subordinate legislation made from time to time under that provision;

1.3   Modification etc. of Statutes
      References to a statute or statutory provision include that statute or provision as from time to time modified or re-enacted or consolidated whether before or after the date of this Agreement so far as such modification or re-enactment or consolidation applies or is capable of applying to any transactions entered into in accordance with this Agreement prior to Completion and (so far as liability thereunder may exist or can arise) shall include also any past statutory provision (as from time to time modified or re-enacted or consolidated) which such provision has directly or indirectly replaced;

1.4   Connected Persons
      A person shall be deemed to be connected with another if that person is connected with such other within the meaning of Section 839 of the Income and Corporation Taxes Act 1988;

1.5   Accounts
      Any reference to "accounts" shall include the directors' and auditors' reports, relevant balance sheets and profit and loss accounts and related notes together with all documents which are or would be required by law to be annexed to the accounts of the Company concerned to be laid before that Company in general meeting in respect of the accounting reference period in question;


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1.6   Companies Act 1985
      The words "holding company" and "subsidiary" shall have the same meanings in this Agreement as their respective definitions in the Companies Act 1985 as modified by the Companies Act 1989.

1.7   Interpretation Act 1978
      The Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an enactment;

1.8   SSAPs etc.
      A reference to an SSAP means a statement of standard accounting practice as adopted by the Accounting Standards Board and published by the Institute of Chartered Accountants of England and Wales and a reference to an FRS means a financial reporting standard developed and issued by the Accounting Standards Board and which may, where directed by the Accounting Standards Board, supersede an SSAP;

1.9   Clauses, Schedules etc.
      References to this Agreement include any Schedules to it and this Agreement as from time to time amended and references to Clauses and Schedules are to Clauses of and Schedules to this Agreement;

1.10  Information
      Any reference to books, records or other information means books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm; and

1.11  Headings
      Headings shall be ignored in construing this Agreement.

2.    Agreement to Sell the Shares

2.1   Sale of Shares
      The Vendors (each as to those of the Shares specified against his name in Part 1 of Schedule 1) shall sell and the Purchaser, relying only on the several representations, warranties and undertakings contained in this Agreement, shall purchase the Shares free from all Encumbrances and together with all rights and advantages now and hereafter attaching thereto.

2.2   Rights of Pre-emption
      The Vendors hereby waive irrevocably any and all rights of pre-emption over the Shares conferred either by the Articles of Association or other equivalent document of the Company or in any other way.

3.    Consideration

3.1   Amount
      The aggregate consideration for the purchase of the Shares (the "Purchase Price") shall be calculated on the following basis:

            i. 'L'8.5 million for the goodwill of the business of the Company; and

            ii. the Net Asset Value as at the close of business on the date of
                Completion calculated on the basis set out in clause 8.

      which aggregate consideration shall be divisible among the Vendors as set out in Part 1 of Schedule 1.


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3.2   Satisfaction of the Purchase Price

      3.2.1 The Purchase Price shall be satisfied by the payment of cash as follows.

            3.2.1.1  the Deposit; and

            3.2.1.2  the sum of 'L'11,500,000 on Completion; and

            3.2.1.3  as to any balance calculated pursuant to Clauses 3.2.2 and
                     3.2.3 and then as provided by Clause 8.3.

      3.2.2 If upon the Completion Accounts either becoming final and binding under clause 8.2.3 or the determination of the Reporting Accountants being made available for collection by the parties pursuant to clause 8.2.7, the Net Asset Value is greater than 'L'5 million, the Purchaser shall pay to the Vendors an amount equal to the excess of the Net Asset Value over 'L'5 million.

      3.2.3 If upon the Completion Accounts either becoming final and binding under clause 8.2.3 or the determination of the Reporting Accountants being made available for collection by the parties pursuant to clause 8.2.7, the Net Asset Value is less than 'L'5 million, the Vendors shall pay to the Purchaser an amount equal to the shortfall.

3.3 After Completion the Purchaser shall make additional payments to the Vendors upon the terms and subject to the conditions of clause 9.

4.    Condition

4.1   Condition Precedent
      Completion of this Agreement is conditional upon (and accordingly beneficial ownership in the Shares will not pass until) the passing at a general meeting of the Company of a resolution under s320 Companies Act 1985 approving the sale by the Company to the Vendors of 2 Jaguar XK8 motor cars, registration numbers WHO60 and 10WHO (the "Cars") at the price to be agreed with the Company.

4.2   Responsibility for Satisfaction

      4.2.1 The Vendors hereby jointly and severally undertake to use all reasonable endeavours to ensure the satisfaction of the condition set out in Clause 4.1 as soon as possible. Without prejudice to the foregoing, it is agreed that all requests and enquiries from any government, governmental, supranational or trade agency, court or regulatory body shall be dealt with by the Vendors and the Purchaser in consultation with each other and each of the Vendors and the Purchaser shall promptly co-operate with and provide all necessary information and assistance reasonably required by such government, agency, court or body upon being requested to do so by the other.

4.3   Non-Satisfaction
      The party responsible for the satisfaction of the condition as specified in Clause 4.2 shall promptly give notice to the other parties of the satisfaction of the relevant condition within two Business Days of becoming aware of the same. If any of the conditions in Clause 4.1 are not satisfied or waived by the Purchaser on or before 31 July 2000 or such other date as the parties may agree save as expressly provided in Clause 12.2, the Purchaser may, in its sole discretion, terminate this Agreement and no party shall have any claim against any other under it, save for any claim arising from breach of any undertaking contained in Clause 4.2.1.


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5.    Action Pending Completion

5.1   Vendors' General Obligations
      The Vendors shall procure that, pending Completion and until that event subject to the terms of the Confidentiality Letter signed by the Guarantor on November 18th 1999:

      5.1.1 each Group Company will carry on business only in the ordinary course, save insofar as agreed in writing by the Purchaser;

      5.1.2 the Purchaser and its agents will, upon reasonable notice, be allowed access to, and to take copies of, the books and records of each Group Company including, without limitation, the statutory books, minute books, leases, licences, contracts, details of receivables, Intellectual Property, tax records, supplier lists and customer lists in the possession or control of any Group Company ;

      5.1.3 such representatives and advisers as the Purchaser requests may be designated to work with the Vendors with regard to the management and operations of the Group Companies. Subject to such representatives and advisers being reasonably available, the Vendors will consult, and will cause the Group Companies to consult, with such representatives and advisers with respect to any action which may materially affect the business of the Group taken as a whole. The Vendors will furnish and will cause the Group to provide to such representatives and advisers such information as they may reasonably request for this purpose;

      5.1.4 each Group Company shall take all reasonable steps to preserve its assets and, in particular, will maintain in force all insurance policies and all other such insurances normally kept in force; and

      5.1.5 each Group Company shall take all reasonable steps to preserve the validity of its Intellectual Property.

5.2   Restrictions on the Vendors
      Without prejudice to the generality of Clause 5.1, the Vendors shall collaborate fully with the Purchaser in relation to all material matters concerning the running of the Group between the date of this Agreement and Completion and during that period shall procure that each Group Company shall not save as envisaged by this Agreement without the prior written consent of the Purchaser such consent not to be unreasonably withheld or delayed particularly in the case of the orderly running of the business of the Company in the manner in which it was conducted prior to the date of this Agreement:

      5.2.1 incur or enter into any agreement or commitment involving any capital expenditure in excess of 'L'25,000 per item and 'L'100,000 in aggregate;

      5.2.2 enter into or amend any contract or commitment which is not capable of being terminated without compensation at any time with three months' notice or less or which is not in the ordinary course of business or which involves or may involve total annual expenditure in excess of 'L'100,000;

      5.2.3  in relation to any Property:


             i. apply for any planning permission or implement any planning permission already obtained but not implemented;

             ii. carry out any material structural alteration or addition to, or materially effect any change of use of, such Property;


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             iii. terminate or serve any notice to terminate, surrender or accept any surrender of or waive the terms of any lease, tenancy or licence which is material in the context of the relevant Group Company;

             iv. agree any new rent or fee payable under any lease, tenancy or licence which is material in the context of the relevant Group Company;

             v. enter into or vary any agreement, lease, tenancy, licence or other commitment which is material in the context of the relevant Group Company;

             vi. sell, convey, transfer, assign or charge any Property or grant any rights or easements over any Property or enter into any covenants affecting any Property or agree to do any of the foregoing;

      5.2.4 incur any additional borrowings or incur any other indebtedness otherwise than in the ordinary course of business in excess of 'L'25,000 per item and 'L'100,000 in aggregate;


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      5.2.5  save as required by law, make any material amendment to the terms and conditions of employment (including, without limitation, remuneration, pension entitlements and other benefits) of any employee (other than minor increases which the Vendors shall notify to the Purchaser as soon as reasonably possible), provide or agree to provide any gratuitous payment or benefit to any such person or any of their dependants, or dismiss any employee or engage or appoint any additional employee;

      5.2.6 discontinue or amend the Pension Scheme to any material extent or commence to wind it up or cause it to cease to admit new members or communicate to any employee any material plan, proposal or intention to amend, wind up, terminate or exercise any discretion in relation to the Vendor's Pension Scheme;

      5.2.7 pay any benefits under the Vendor's Pension Scheme other than in accordance with the terms of the documents governing such scheme and not under any discretionary power;

      5.2.8 acquire or agree to acquire or dispose of or agree to dispose of any material asset or material stocks or enter into or amend any material contract or arrangement, in each case, involving consideration, expenditure or liabilities in excess of 'L'100,000;

      5.2.9 take steps to procure payment by any debtor generally in advance of the date on which book and other debts are usually payable in accordance with the standard terms of business of any Group Company or (if different) the period extended to any particular debtor in which to make payment;

      5.2.10 delay making payment to any trade creditors generally beyond the date on which payment of the relevant trade debt should be paid in accordance with credit periods authorised by the relevant creditors (or (if different) the period extended by creditors in which to make payment);

      5.2.11 amend, to any material extent, the advertising and promotional activities, or pricing or purchasing policies, in place at the date of this agreement;

      5.2.12 amend, to any material extent, any of the terms on which goods, facilities or services are supplied, such supplies being material in the context of the relevant Group Company except where required to do so in order to comply with any applicable legal or regulatory requirement;

      5.2.13 enter into any guarantee, indemnity or other agreement to secure any obligation of a third party or create any Encumbrance over any of its assets or undertaking;

      5.2.14 amend any insurance contract, fail to notify any insurance claim in accordance with the provisions of the relevant policy or settle any such claim below the amount claimed;

      5.2.15 allot, issue, redeem or repurchase any share or loan capital (or option to subscribe for the same) of any Group Company;

      5.2.16 acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture;

      5.2.17 declare, make or pay any dividend or other distribution to shareholders;

      5.2.18 make any change to its accounting practices or policies or amend its memorandum or articles of association;

      5.2.19 engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Vendors to be untrue or result in a breach of any covenant made by the Vendors in this agreement;


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      5.2.20 dispose of any Intellectual Property; and

      5.2.21 settle any pending litigation or claims.

6.    Completion

6.1   Date and Place
      Subject to Clause 4, Completion shall take place at the offices of the Purchaser's Solicitors on the later of three Business Days following fulfilment or waiver of the condition set out in Clause 4.1, and at such other place or on such other date as may be agreed between the Purchaser and the Vendors and in any event no later than 31st July 2000 provided that if Completion has not taken place by 16th June 2000 (through no fault of the Vendors) then interest pursuant to Clause 13.13 shall be payable by the Purchaser to the Vendors on the amount of the Purchase Price unpaid.

6.2   Obligations on Completion
      On Completion the Vendors and the Purchaser shall procure that their respective obligations specified in Schedule 2 are fulfilled.

6.3   Payment of Price
      Against compliance with the foregoing provisions by the Vendors the Purchaser shall satisfy the purchase consideration in the manner specified in Clause 3.2.

6.4   Right to Terminate
      If the foregoing provisions of this Clause are not materially complied with by the Vendors by or on the date set for Completion, the Purchaser shall be entitled (in addition to and without prejudice to all other rights or remedies available to it including the right to claim damages) by written notice to the Vendors served on such date:

      6.4.1 to elect to terminate this Agreement without liability on the part of the Purchaser (in which event the Purchaser shall be entitled to the return of all monies paid under Clause 3 hereof together with interest earned thereon); or

      6.4.2 to effect Completion so far as practicable having regard to the defaults which have occurred; or

      6.4.3 to fix a new date for Completion (not being more than 20 Business Days after the agreed date for Completion) in which case the foregoing provisions of this Clause 6.4 shall apply to Completion as so deferred but provided such deferral may only occur once.

7.    Warranties

7.1   Incorporation of Schedule 3

      7.1.1 The Vendors jointly and severally warrant and represent to the Purchaser and its successors in title in the terms set out in
             Schedule 3 subject only to:

             i. any matter which is fairly disclosed in the Disclosure Letter and the Disclosure Bundle and any matter expressly referred to in the Audited Accounts or expressly provided for under the terms of this Agreement; and

             ii. any matter or thing hereafter done or omitted to be done pursuant to this Agreement or otherwise at the request in writing or with the approval in writing of the Purchaser.


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      7.1.2  The Vendors acknowledge that the Purchaser has entered into this
             Agreement in reliance upon the Warranties and on the undertakings contained in Clause 9. Save as expressly otherwise provided, the Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of the said Schedule or by anything in this Agreement or the Tax Deed of Covenant.

7.2   Limitation of Liability
      The provisions of Schedule 4 shall apply.

7.3   Effect of Completion
      The Warranties and all other provisions of this Agreement and the Tax Deed of Covenant insofar as the same shall not have been performed at Completion shall not be extinguished or affected by Completion, except by a specific and duly authorised written waiver or release by the Purchaser.

7.4   Information from Group Companies
      The Vendors agree with the Purchaser (for itself and as trustee for each Group Company and their respective officers, employees and agents) to assign to the Purchaser any rights, remedies or claims which they may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any Group Company or its respective officers, employees or agents in connection with assisting the Vendors in the making of any representation and the giving of the Warranties or the preparation of the Disclosure Letter and the Tax Deed of Covenant.

8.    Completion Accounts

8.1   The Completion Accounts
      The Purchasers shall procure that as soon as practicable following Completion there shall be drawn up a consolidated balance sheet of the Group Companies as at Completion and a consolidated profit and loss account of such companies in respect of the period from the Balance Sheet Date to Completion (the "Completion Accounts") and that the same are reviewed by the Purchasers' accountants. The Completion Accounts shall be drawn up in accordance with accountancy principles generally accepted in the United Kingdom and (so far as not inconsistent therewith) in accordance with the principles, methods and bases adopted in drawing up the Audited Accounts and so as to comply with the Companies Act 1985 except that:

      8.1.1 The carrying value for short leaseholds shall be based on the amounts included in the Audited Accounts adjusted only for additions and depreciation since the Balance Sheet Date. For the avoidance of doubt no adjustment shall be made as a consequence of or to reflect the grant of the Tenancy Agreement.

      8.1.2 The Completion Accounts shall reflect the notional profit which would accrue to the Company in respect of forward foreign currency contracts calculated by reference to the rate of exchange prevailing at Completion as if those contracts were crystallised at that date.

      8.1.3 Stock provisions (if any) shall be calculated as if the Company was continuing in business in the same manner and selling the same product lines in the same style as prevailing at the Balance Sheet Date.

      8.1.4 Any bonus provided for and not paid by reason of Paul Masson and/or Stuart Domb failing to enter into the Employees' Covenants shall be released in the Completion Accounts.


      Subject to the provisions of this clause 8 the amount of the net asset value shall be as shown by the Completion Accounts.


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8.2   Preparation

      8.2.1 The Completion Accounts shall be delivered by the Purchaser to the Vendors as soon as is practicable following Completion and, in any event, not later than twenty Business Days after Completion. Prior to such delivery, the Purchasers shall so far as is practicable consult with the Vendors with a view to reducing the potential areas of future disagreement.

      8.2.2 If the Vendors do not within twenty Business Days of presentation to it of the Completion Accounts (and it is acknowledged that the Vendors shall instruct BDO Stoy Hayward ("BDO") to review the Completion Accounts within such time, and that BDO shall be allowed access to the Company's records and PricewaterhouseCooper's records to the extent necessary to enable it to carry out such review) give notice to the Purchaser that it disagrees with the Completion Accounts or any item thereof such notice stating the reasons for the disagreement in reasonable detail (the "Vendors' Disagreement Notice"), the Completion Accounts shall be final and binding on the parties for all purposes. If the Vendor gives a valid Vendor's Disagreement Notice within such twenty Business days, the parties shall attempt in good faith to reach agreement in respect thereof and, if they are unable to do so within twenty Business Days of such notification, the Purchaser may by notice to the Vendors or the Vendors may by notice to the Purchaser require that the Completion Accounts be referred to the Reporting Accountants (an "Appointment Notice").

      8.2.3 Within 21 days of the giving of an Appointment Notice, the Purchaser may by notice to the Vendor indicate that, in the light of the fact that the Vendor has not accepted the Completion Accounts in their entirety, the Purchaser wishes the Reporting Accountants to consider matters relating to the Completion Accounts in addition to those specified in the Vendors' Disagreement Notice, such notice stating in reasonable detail the reasons why and in what respects the Purchaser believes that the Completion Accounts should be altered (the "Purchaser's Disagreement Notice").

      8.2.4 The Reporting Accountants shall be engaged jointly by the parties on the terms set out in this Clause 8.2 and otherwise on such terms as shall be agreed; provided that neither party shall unreasonably (having regard, inter alia, to the provisions of this Clause 8.2) refuse its agreement to terms proposed by the Reporting Accountants or by the other party. If the terms of engagement of the Reporting Accountants have not been settled within 45 days of their identity having been determined (or such longer period as the parties may agree) then, unless one party is unreasonably refusing its agreement to those terms, those accountants shall be deemed never to have become the Reporting Accountants and new Reporting Accountants shall be selected in accordance with the provisions of this Agreement.

      8.2.5 Except to the extent that the parties agree otherwise, the Reporting Accountants shall determine their own procedure but:

             a. apart from procedural matters and as otherwise set out in this Agreement shall determine only:


                  i. whether any of the arguments for an alteration to the Completion Accounts put forward in the Purchaser's Disagreement Notice or the Vendors' Disagreement Notice is correct in whole or in part; and

                  ii. if so, what alterations should be made to the Completion Accounts in order to correct the relevant inaccuracy in it;

             b.   shall apply the principles set out in clause 8.1;

             c. shall make their determination pursuant to paragraph (a) above as soon as is reasonably practicable;

             d.   the procedure of the Reporting Accountants shall:


                  i. give the parties a reasonable opportunity to make written and oral representations to them;

                  ii. require that each party supply the other with a copy of any written representations at the same time as they are made to the Reporting Accountants;

                  iii. permit each party to be present while oral submissions are being made by the other party; and

                  iv. for the avoidance of doubt, the Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction.

      8.2.6  The determination of the Reporting Accountants pursuant to Clause
             8.2.5 (a) shall (i) be made in writing and made available for collection by the parties at the offices of the Reporting Accountants at such time as they shall determine and (ii) unless otherwise agreed by the parties include reasons for each relevant determination.

      8.2.7 The Reporting Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on the parties save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Reporting Accountants for correction). In particular, without limitation:

             a. their determination shall be deemed to be incorporated into the Completion Accounts, which shall then be final and binding on the parties save as aforesaid;

             b. their determination of any fact which they have found it necessary to determine for their determination pursuant to Clause 8.2.5(a) shall be final and binding on the parties for all purposes including any Warranty claim or alleged or prospective Warranty claim or any claim or alleged or prospective claim for indemnification.

      8.2.8 The expenses of the Reporting Accountants shall be borne as they shall direct at the time they make any determination under Clause 8.2.6(a) or, failing such direction, equally between the Purchaser, on the one hand, and the Vendors, on the other.

      8.2.9 The parties shall co-operate with the Reporting Accountants and comply with their reasonable requests made in connection with the carrying out of their duties under this Agreement. In particular, without limitation, the Purchaser shall keep up-to-date and, subject to reasonable notice, make available to the Vendors' representatives, the Vendors' accountants and the Reporting Accountants its books and records relating to the businesses of the Group Companies during normal office hours during the period from the appointment of the Reporting Accountants down to the making of the relevant determination.

      8.2.10 Subject to Clause 8.2.11, nothing in this Clause 8.2 shall entitle a party or the Reporting Accountants access to any information or document which is protected by legal professional privilege, or which has been prepared by the other party or its accountants and other professional advisers with a view to assessing the merits of any claim or argument.

      8.2.11 A party shall not be entitled by reason of Clause 8.2.10 to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

      8.2.12 Each party and the Reporting Accountants shall, and shall procure that its accountants and other advisers shall, keep all information and documents provided to them pursuant to this Clause 8.2 confidential and shall not use the same for any purpose, except for disclosure or use in connection with the preparation of the Completion Accounts, the proceedings of the Reporting Accountants or another matter arising out of this Agreement or in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.

8.3   Payment of balance/Consideration


      From and excluding three Business Days of either the Completion Accounts becoming final and binding under Clause 8.2.2 or the determination of the Reporting Accountants being made available for collection by the parties pursuant to Clause 8.2.6, the Purchaser shall pay to the Vendors or, as the case may be, the Vendors shall pay to the Purchaser, an amount equal to the sums due under Clauses 3.2.2. or 3.2.3, as the case may be together with interest thereon calculated from the Completion Date in accordance with Clause 12.8.

9.    Restrictions on the Vendors

9.1   Restrictions
      In consideration of the amounts payable to each Vendor referred to in Clause 9.2, the Vendors further jointly and severally undertake with the Guarantor and its successors in title as trustee for itself and the Group Companies that each Vendor will not in any Relevant Capacity during the Restricted Period:

      9.1.1 directly or indirectly carry on any business (whether carried on under the name "Viners" or any name likely to be confused therewith) which is of the same or similar type to the business of the importation and wholesaling of glassware, tableware and cutlery (meaning flatware and kitchen knives) (the "Restricted Products") and which is in competition with the business of any Group Company as now carried on nor be concerned or interested in any such business save through the holding or being interested in not more than 3 per cent of the outstanding share capital of a company the shares of which are listed on any recognised stock exchange;

      9.1.2 in competition with the business of the Guarantor and/or any Group Company as now carried on enter into any licence agreement with Royal Doulton (UK) Limited or Wedgewood of the same or similar type (and for the same products) to the agreements entered into by the Company with each of Royal Doulton (UK) Limited on 21 December, 1995 (the "RD Agreement") and Wedgwood on 2nd June 1999 (the "Wedgwood Agreement");

      9.1.3 in relation to the Restricted Products and in competition with the business of any Group Company as now carried on canvass or solicit the custom of any person, firm or company who has within two years prior to Completion been a regular customer of any Group Company; or

      9.1.4 save in the case of Karen Rawlings, induce or seek to induce any employee of the Guarantor and/or any Affected Employee to become employed whether as employee, consultant or otherwise by any of the Vendors whether or not such employee of the Purchaser and/or any Affected Employee would thereby commit any breach of his contract of service, unless the Guarantor has given its prior consent in writing.

9.2

      9.2.1 Subject to Clause 9.2.2, the amounts payable to each Vendor under Clause 9.1 (the "Restrictive Covenant Payments") shall be 'L'1,250,000 which shall be paid over the three year period from Completion to the third anniversary of the Date of Completion (the "Third Anniversary Date"), such amounts to be paid quarterly in arrears. The first quarterly payment being paid three months from and excluding the date of Completion and the final quarterly payment being paid three months from and excluding the Third Anniversary Date.

      9.2.2 There shall be deducted from the amounts payable to the Vendors under Clause 9.2.1, by way of set-off, the amount(s) of any Admitted Claims that the Purchaser is entitled to recover against the Vendors hereunder up to an aggregate maximum of 'L'350,000.

      9.2.3 If control (meaning an acquisition of more than 51% of its equity) of the Guarantor and/or the Purchaser and/or the Company is acquired by a third party at any time during the Restricted Period then the whole of the then unpaid Restrictive Covenant Payments shall be forthwith due and payable but upon such payment being discharged but not otherwise) the provisions of clause 9.1 shall continue in full force and effect for the whole of the Restricted Period.

9.3   Method of Payment
      Unless otherwise specified to the contrary, wherever in this Agreement provision is made for the payment by one party to another, such payment shall be effected by crediting for same day value the account specified in the Payment Account Details of the party entitled to the payment by way of CHAPS on or before the due date for payment unless the payee by notice to the payer, not later than three Business Days prior to the due date for payment, elects to be paid by banker's draft drawn on any international bank reasonably acceptable to the payer and having an office in London. Payment of such sum shall be a good discharge to the payer of its obligation to make such payment and the payer shall not be obliged to see to the application of the consideration as between the relevant Vendors (in the case of a payment by the Purchaser).

9.4      Reasonableness of Restrictions
         The Vendors agree that they consider that the restrictions contained in this Clause are no greater than is reasonable and necessary for the protection of the interest of the Purchaser but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

9.5   Interpretation

      The following terms shall have the following meanings respectively in this Clause 9:

      9.5.1 "Affected Employee" means any present employee of any Group Company who (a) has access to trade secrets or other confidential information of any Group Company or (c) is a Senior Employee.

      9.5.2  "Restricted Period" means three years commencing on Completion;

      9.5.3 "Relevant Capacity" means for its or his own account or for that of any person, firm or company (other than the Purchaser, Guarantor and the Group Companies) or in any other manner and whether through the medium of any company controlled by it or him (for which purpose there shall be aggregated with its or his shareholding or ability to exercise control the shares held or control exercised by any person connected with the Vendors) or as principal, partner, director, employee, consultant or agent;

10.   Pensions

10.1 The Purchaser shall co-operate in the transfer of the Viners of Sheffield Plc Executive Pension Plan to the Vendors' nominated Company as soon as possible after Completion provided that the Vendors shall meet all necessary costs occasioned thereby.

10.2  The deed of transfer (or other instrument) will:

             a. include nothing which will increase the liabilities of the Company;

             b.   be subject to Inland Revenue Approval; and

             c. contain a provision whereby the members agree not to make any claim against the Company in relation to the scheme or its benefits and undertake to reimburse the Company the amounts of any claims made by third parties.

11.   Guarantee of the Purchaser's Obligations

11.1 The Guarantor hereby unconditionally and irrevocably severally guarantees to the Vendors the full, due and punctual performance and observations by the Purchaser under the terms of this Agreement. In the event of any failure by the Purchaser to perform or observe such obligations, the Guarantor shall be liable for the obligations of the Purchaser arising hereunder in accordance with the provisions of this Clause 11.1 as if it were a primary obligor hereunder.

11.2  The obligations of the Guarantor under this Clause:

      11.2.1 shall be continuing obligations and shall not be satisfied, discharged or affected by any intermediate payment or settlement of account or any change in the constitution or control of, or the insolvency of, or any liquidation, winding up or analagous proceedings relating to the Purchaser or any change in the terms, conditions and undertakings on the part of the Purchaser contained in this Agreement; and

      11.2.2 shall not be discharged, prejudiced, lessened, affected or impaired by any act, omission or circumstance whatsoever which but for this provision might operate to release or exonerate the Purchaser from all or any part of such obligations or in any way discharge, prejudice, lessen, affect or impair the same.

12.   Whole Agreement and Remedies

12.1  Whole Agreement
      This Agreement contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

12.2  Remedies
      So far as permitted by law and except in the case of fraud, each party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

12.3  Reasonableness of this Clause
      Each party to this Agreement confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of this Clause, and agrees, having considered the terms of this Clause and the Agreement as a whole, that the provisions of this Clause are fair and reasonable.

12.4  Interpretation
      In Clauses 12.1 to 12.3 "this Agreement" includes the Disclosure Letter, the Disclosure Bundle and all documents entered into pursuant to this Agreement.

13.   Other Provisions

13.1  Vendors' Liability
      Except where provision is specifically made to the contrary, the liability of each of the Vendors under or pursuant to any of the provisions of this Agreement shall be joint and several. Any liability to the Purchaser under this Agreement may in whole or in part be released, compounded or compromised or time or indulgence given by the Purchaser in its absolute discretion as regards either of the Vendors under such liability without in any way prejudicing or affecting its rights against the other Vendor under the same or a like liability whether joint and several or otherwise.

13.2  Announcements

      13.2.1 No announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of the Vendors or the Purchaser without the prior written approval of the Vendors and the Purchaser. This shall not affect any announcement, filing or circular required by law or any regulatory body (including, but not limited to the Securities and Exchange Commission) or the rules of any recognised stock exchange but the party with an obligation to make an announcement or issue a circular shall consult with the other party/parties insofar as is reasonably practicable before complying with such an obligation. A copy of the announcement to be used by the parties hereto upon Completion in the agreed form is attached as Schedule 6 hereto. The Purchaser hereby permits the Vendors to disclose the existence of this Agreement to the extent and at the same time and date as an announcement thereof is made by the Purchaser in the form attached in Schedule 6 hereof (the "Completion Announcement").

      13.2.2 If Completion does not take place the Purchaser shall forthwith hand over or procure the handing over of all accounts, records, documents and papers of or relating to the Vendors and each Group Company which shall have been made available to it provided that this shall not apply to information available from public records or information acquired by the Purchaser otherwise than from the Vendors or any Group Company or their respective employees, officers or agents.

      13.2.3 The Purchaser shall use its best efforts to ensure that callers to the Company seeking contact with the Vendors shall be given a telephone number supplied by the Purchaser by the Vendor for this purpose.

13.3  Successors and Assigns

      13.3.1 Subject to Clause 13.3.2, this Agreement is personal to the parties to it. Accordingly, neither the Purchaser nor the Vendors may, without the prior written consent of the others, assign the benefit of all or any of the other's obligations under this Agreement, nor any benefit arising under or out of this Agreement.

      13.3.2 Except as otherwise expressly provided in this Agreement, the Purchaser may, without the consent of the Vendors, assign to a connected company the benefit of all or any of the Vendors' obligations under this Agreement provided, however, that such assignment shall not be absolute but shall be expressed to have effect only for so long as the assignee remains a connected company. For the purposes of this sub-clause a "connected company" is a company which is a subsidiary of the party concerned or which is a holding company of such party or a subsidiary of such holding company.

13.4  Variation
      No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties to this Agreement.

13.5  Time of the Essence
      Time shall be of the essence of this Agreement both as regards any dates, and periods mentioned and as regards any dates, and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the parties.

13.6 The Purchaser acknowledges that the Vendors are the beneficial owners of the Shares held by the Company (as the Vendor's nominee) in Elite Exhibitions Limited ("Elite") and undertakes to the Vendors that upon them procuring the relevant permissions under or changes to the Articles of Association of Elite to enable them to do so, the Purchaser will procure that the Company executes a transfer of the said shares to the Vendors but at the cost of the Vendors.

13.7  Further Assurance
      At any time after the date of this Agreement the Vendors shall and shall use their proper endeavours to procure that any necessary third party shall at the cost of the Purchaser execute such documents and do such acts and things as the Purchaser may reasonably require for the purpose of giving to the Purchaser the full benefit of all the provisions of this Agreement.

13.8 On Completion the Vendors will grant and the Purchaser will procure that the Company accepts the grant of the Tenancy Agreement provided that if the exclusion order referred to in Clause 8 thereof has not been obtained by that date, the Vendors will permit the Company to occupy the Property as bare licensee upon the terms of the Tenancy Agreement and upon the obtaining of the said exclusion order the parties shall complete the Tenancy Agreement.

13.9 The Purchaser agrees that 50% of the Vendors' costs of and incidental to the grant of the Tenancy Agreement and of the preparation of the schedule of condition to be prepared in respect thereof shall be borne by the Company.

13.10 With the Purchaser's consent the Vendors will use their proper efforts to procure that Messrs. Paul Masson and Stuart Domb ("PM" and "SD") enter into the Employees' Covenants as soon as possible after Completion. If PM and/or SD refuse to do so, the Purchaser will procure that the Company does not pay the amounts provided in the Audited Accounts (which shall be added back for the purposes of calculating the net assets in the Completion Accounts).

13.11 In consideration of the Purchaser agreeing that the Company should not seek a compromise agreement with Karen Rawlings upon the termination of her employment without compensation on Completion, the Vendors will indemnify and keep indemnified the Company from and against all costs due to and claims, proceedings, actions, and demands brought by her in respect of the said employment on the termination thereof.

13.12 Costs
      The Vendors shall bear all costs incurred by them and the Group in connection with the preparation, negotiation and entry into of this Agreement, the Tax Deed of Covenant and the sale of the Shares. The Purchaser shall bear all such costs incurred by it.

13.13 Interest
      If the Vendors or the Purchaser default in the payment when due of any sum payable under this Agreement or the Tax Deed of Covenant (howsoever determined) the liability of the Vendors or the Purchaser (as the case may
      be) shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of 3 per cent above the base rate from time to time of Barclays Bank PLC. Such interest shall accrue from day to day and shall be compounded with monthly rests.

13.14 Notices

      13.14.1 Any notice, claim or demand in connection with this Agreement or with any arbitration under this Agreement shall be in writing in English (a "Notice") and shall be sufficiently given or served if delivered or sent:

                  in the case of any of the Vendors to them at their respective addresses shown at Part 2 of Schedule 1 with a copy to the Vendors' Solicitors.

                  Fax: 020 7935 5049

                  Attention: Harvey Ingram

                  in the case of the Purchaser to Oneida U.K. Limited at:

                  13 Elder Way, Waterside Drive,
                  Langley, Berkshire SL3 6EP
                  England.

                  Fax: (0) 175 354 3471

                  Attention: Mr. James Joseph, Director

                  With a copy to:

                  Shearman & Sterling
                  9 Appold Street
                  London EC2A 2AP
                  England

                  Fax: (0) 20 7655 5500

                  Attention: Victoria Macdonald


                  in the case of the Guarantor to Oneida Ltd at:

                  163-181 Kenwood Avenue
                  Oneida, New York 13421
                  USA

                  Fax: (315) 361 3700

                  Attention: General Counsel

                  With a copy to:

                  Shearman & Sterling
                  9 Appold Street
                  London  EC2A  2AP
                  England

                  Fax:  (0) 20 7655 5500

                  Attention:  Victoria Macdonald

                  or to such other address, fax number or addressee as is notified in writing by the Vendors, the Purchaser or the Guarantor to the other party(ies) to this Agreement.

      13.14.2 Any Notice may be delivered by hand or, sent by messenger, telegram, telex, fax or prepaid first class post (first class in the case of service in the United Kingdom and airmail in the case of international service). Without prejudice to the foregoing, any Notice shall conclusively be deemed to have been received on the next working day in the place to which it is sent, if sent by messenger, telegram, telex or fax, or [60 hours from the time of posting, if sent by post, or at the time of delivery, if delivered by hand].

      13.14.3 If any party to this Agreement dies, until the party giving notice has received notice in writing of the grant of probate of his will or letters of administration of his estate (or equivalent) any Notice so given shall be as effectual as if he were still living.

13.15 Invalidity
      If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

13.16 Counterparts
      This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

13.17 Contract (Rights of Third Parties) Act 1999
      Except as provided by clause 13.3, no term of this agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

13.18 Governing Law and Submission to Jurisdiction

      13.18.1 This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, shall be governed by and construed in accordance with English law.

      13.18.2 All the parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it. All the parties irrevocably submit to the jurisdiction of such courts and waive any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

13.19 Appointment of Process Agent

      13.19.1 The Purchaser irrevocably appoints Law Debenture Corporate Services Limited of Princes House, 95 Gresham Street, London EC2V 7LY as its agent to accept service of process in England in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Purchaser.

      13.19.2 If such process agent ceases to be able to act as such or to have an address in England, the Purchaser irrevocably agrees to appoint a new process agent in England acceptable to the Vendor and to deliver to the Vendor within 14 days a copy of a written acceptance of appointment by the process agent.

      13.19.3 Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

In witness whereof this Agreement has been duly executed.

SIGNED by
IAN ISAAC MELVYN NOVAK              /s/ M. NOVAK

in the presence of:

Harvey Ingram
5 Portman Sq. W1H ONT
Solicitor


SIGNED by
LEON BEVERLY NOVAK                  /s/ LEON NOVAK

in the presence of:

Harvey Ingram
As above


SIGNED by                           /s/ JAMES E. JOSEPH
on behalf of ONEIDA
U.K. LIMITED
in the presence of:

Victoria MacDonald
9 Appold Street
Lawyer


SIGNED by                                   /s/ JAMES E. JOSEPH
on behalf of ONEIDA LTD

in the presence of:

Victoria MacDonald
9 Appold Street
Lawyer

                                   Schedule 1

                                     Part 1
                    Particulars of Vendors, Shares Sold etc.

(1)                                     (2)                       (3)
Names and Addresses of Vendors          Shares Sold               Consideration
Ian Isaac Melvyn Novak                  25,000                    as per clause 3 of the Agreement

Leon Beverly Novak                      25,000                    as per clause 3 of the Agreement



                                     Part 2
                     Particulars of Directors of the Company

Full Names                                  Usual Address
Ian Isaac Melvyn Novak                      High Trees
                                            7 Grange Avenue
                                            Totteridge
                                            London N20 8AA

Leon Beverly Novak                          The Oak Tree
                                            Florida Close
                                            Bushey Heath
                                            Hertfordshire WD2 6AS


                                     Part 3
                           Particulars of the Company

Registered Number:                          995820
Registered Office:                          8 Baker Street, London,
                                            W1M 1DA

Date and place of incorporation:            1 December 1970, London
Secretary:                                  Ian Isaac Melvyn Novak
VAT Number:                                 379622317
Tax District and Reference Number:          Euston Park TDO
                                            86230/14688
Accounting Reference Date:                  30th April
Auditors:                                   BDO Stoy Hayward
Solicitors                                  Seddons
Authorised Share Capital:                   'L'50,000 divided into 50,000
                                            Ordinary Shares of 'L'1 each
Issued and fully paid-up Share Capital:     50,000 Ordinary Shares of'L'1 each
Loan Capital:                               None

                                     Part 4
                         Particulars of the Subsidiaries

Cleveley's Promotions Limited

Registered Number:                          1677631
Registered Office:                          8 Baker Street, London
                                            W1M 1DA
Date and place of incorporation:            4.10.82 England and Wales
Directors:                                  Ian Isaac Melvyn  Novak,  Leon
                                            Beverly Novak
Secretary:
VAT Number:                                 Not registered
Tax District and Reference Number:          Euston Park TDO
                                            623/66230/24099
Accounting Reference Date:                  30th April
Auditors:                                   BDO Stoy Hayward
Solicitors                                  Seddons
Authorised Share Capital:                   'L'50,000  divided into 50,000
                                            Ordinary Shares of 'L'1 each
Issued and fully paid-up Share Capital:     50,000 Ordinary Shares of'L'1 each
Loan Capital:                               None

Shareholders                                No. of Shares

Viners of Sheffield Limited                 50,000

Viners (Hong Kong) Limited
Registerered Number                         507836
Registered Office                           13F Gloucester Tower
                                            The Landmark,
                                            11 Pedder Street,
                                            Central Hong Kong

Date and place of incorporation             14.5.95 Hong Kong

Directors                                   Ian Isaac Melvyn Novak
                                            Leon Beverly Novak


Secretary                                   BCS Limited, 13F Gloucester Tower
                                            The Landmark, 11 Pedder Street,
                                            Central Hong Kong

Nominal Share Capital:                      1,000,000 HK Dollars, divided into 1000 Shares of
                                            1 HK Dollar each

Issued and fully paid up Share Capital      100 Shares of 1 HK Dollar each

Viners of Sheffield Ltd                     99 Shares
Laurence Kann                               1 Share
                                            ------------
                                            100 Shares
                                            ------------

                                   Schedule 2

                             Completion Obligations

                       Vendors' and Purchasers Obligations

1.    General
      On Completion the Vendors shall deliver or make available to the
      Purchaser:

1.1   evidence of the due fulfilment of the condition specified in Clause 4.1.

1.2   the Tenancy Agreement duly executed against a counterpart thereof.

1.3 transfers of the Shares duly executed by the registered holders in favour of the Purchaser or as it may direct accompanied by the relative share certificates (or an express indemnity in a form satisfactory to the Purchaser in the case of any certificate found to be missing);

1.4 the written resignations of each of the directors and secretaries of each Group Company from his office as a director or secretary or employee to take effect on the date of Completion with acknowledgments signed by each of them in a form satisfactory to the Purchaser and executed as a deed to the effect that in respect of the holding of an office or of employment prior to Completion he has no claim against any Group Company for compensation for loss of office (whether contractual, statutory or otherwise), unfair dismissal, redundancy or otherwise except only for any accrued remuneration and reimbursable business expenses incurred down to the date of Completion and agreeing to take such action as may be requested by the Purchaser to preclude him from making a complaint to or bringing proceedings before an industrial tribunal in respect of the termination of his contract of employment together with all credit cards in the name of each Group Company issued to any of the persons so resigning;

1.5 the written resignations of the auditors of each Group Company to take effect on the date of Completion, with acknowledgments signed by each of them in a form satisfactory to the Purchaser to the effect that they have no claim against any Group Company save in respect of any unpaid fees and containing the statement referred to in Section 394 of the Companies Act 1985 to the effect that there are no circumstances connected with their resignation which they consider should be brought to the notice of the members or creditors of any Group Company;

1.6 such waivers or consents as the Purchaser may require signed by members of the Company to enable the Purchaser or its nominees to be registered as holders of the Shares;

1.7 (for the Purchaser itself and as agent for the Company) the certificates of incorporation, corporate seals (if any), cheque books, statutory and other books of each Group Company (duly written up-to-date), the share certificates in respect of each of the Subsidiaries and transfers of all shares in the Subsidiaries held by nominees in favour of the Purchaser or as it may direct;

1.8   the Tax Deed of Covenant duly executed by the Covenantors named in it;

1.9 all the financial and accounting books and records of each Group Company and (for the Purchaser itself and as agent for the Company) all title deeds and other documentation relating to the Properties;

1.10 (if the Purchaser so requires) irrevocable powers of attorney (in such form as the Purchaser may reasonably require) executed by each of the holders of the Shares in favour of the Purchaser to enable the Purchaser (pending registration of the relevant transfers) to exercise all voting and other rights attaching to the Shares and to appoint proxies for this purpose;

1.11 evidence satisfactory to the Purchaser that the provisions of sub-paragraph 5.2 of Schedule 3 ("Arrangements with Connected Persons etc.") have been duly complied with insofar as they require certain matters to be dealt with prior to Completion;

1.12 bank statements of all bank accounts of all Group Companies as at the date of Completion;

1.13 the registration certificates for the registered Intellectual Property owned by any Group Company and all other records relating to the prosecution and/or maintenance of registered or applied for Intellectual Property owned by any Group Company; and

1.14 all documents, drawings, records and other materials comprising or embodying Know-How and designs owned by, or used in connection with the business of, any Group Company.

1.15 a cheque for the purchase price of the vehicles referred to in 3.1 (unless satisfied by contra against the payment due under clause 4.1).

2     Board Resolutions of the Group Companies
      On Completion the Vendors shall procure the passing of Board Resolutions of each Group Company inter alia:

2.1 (if so required by the Purchaser) revoking all existing authorities to bankers in respect of the operation of its bank accounts and giving authority in favour of such persons as the Purchaser may nominate to operate such accounts;

2.2 accepting the resignations referred to in paragraph 1.4 of this Schedule and appointing such persons (within the maximum number permitted by the Articles of Association) as the Purchaser may nominate as directors and secretary;

2.3 approving the registration of the share transfers referred to in paragraph 1.3 of this Schedule subject only to their being duly stamped;

2.4 accepting the resignations referred to in paragraph 1.4 of this Schedule and appointing PricewaterhouseCoopers as auditors of each Group Company;

2.5 changing its registered office in accordance with instructions given by the Purchaser;

2.6 changing its accounting reference date in accordance with instructions given by the Purchaser;

      and shall hand to the Purchaser duly certified copies of such Resolutions.

3.    Purchaser's Obligations
      The Purchaser will deliver to the Vendors:

3.1 The documents of title (and in particular the Vehicle Registration Documents) relating to the Cars; and

3.2   The Discount Agreement Letter.

4. The Vendors will procure that the Company (with the Purchaser's consent) will deliver to the Vendors:

4.1 a remittance for the sums due to the Vendors in discharge of their Directors' loan accounts (less the price of the Cars); and

4.2   subject to Clause 13.6.2, a counterpart of the Tenancy Agreement.

                                   Schedule 3

                 Warranties Given by the Vendors under Clause 7


1.    Authority and Capacity of the Vendors

1.1   Incorporation
      The Vendors and the Group Companies are companies duly incorporated and validly existing under their respective laws of incorporation.

1.2   Authority to Enter into this Agreement etc.
      Each of the Vendors has the legal right and full power and authority to enter into and perform this Agreement and the Tax Deed of Covenant and any other documents to be executed by the Vendors pursuant to or in connection with this Agreement which when executed will constitute valid and binding obligations on each Vendor, in accordance with their respective terms.

1.3   No Breach
      The execution and delivery of, and the performance by the Vendors of their obligations under, this Agreement and the Tax Deed of Covenant and any other documents to be executed by the Vendors pursuant to or in connection with this Agreement will not:

      1.3.1 result in a breach of any provision of the memorandum or articles of association of any Vendor or Group Company; or

      1.3.2 result in a breach of or give any third party a right to terminate or modify, or result in the creation of any Encumbrance under any agreement, licence or other instrument or result in a breach of any order, judgment or decree of any Court, governmental agency or regulatory body to which any of the Vendors or Group Companies is a party or by which any of the Vendors or any of their respective assets or Group Companies is bound.

1.4   The Shares
      The Vendors are entitled to sell and transfer to the Purchaser the full legal and beneficial ownership of the Shares set opposite their names in
      Part 1 of Schedule 1 on the terms of this Agreement without the consent of any third party. The Shares comprise the whole of the allotted and issued share capital of the Company, have been properly and validly allotted and issued and are each fully paid.

1.5   Pre-emption etc.
      No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, sale or transfer of any share or loan capital or any other security giving rise to a right over the capital of any Group Company under any option or other agreement (including conversion rights and rights of pre-emption) and there are no Encumbrances on the shares of any Group Company or any arrangements or obligations to create any Encumbrances.

2.    Accuracy and Adequacy of Information Disclosed to the Purchaser
      All information contained in this Agreement and the Disclosure Letter and the Disclosure Bundle was when given and remains at the date hereof true, complete and accurate in all respects and not misleading and to the best of the Vendors' knowledge, information and belief neither of them is aware of any fact or matter or circumstances not disclosed in writing to the Purchaser which renders any such information materially untrue, inaccurate or misleading.

3.    Accounts and Records

3.1   Latest Accounts

      The Audited Accounts have been prepared in accordance with applicable law and in accordance with accounting principles, standards and practices generally accepted at the date of this Agreement in the United Kingdom and, subject thereto, on a basis consistent with that adopted in preparing the audited accounts for the previous two financial periods so as to give a true and fair view of the assets, liabilities and state of affairs of each of the Group Companies and of the Group as a whole at the Balance Sheet Date and of the profits or losses for the period concerned and as at that date make:

      3.1.1  proper provision for all actual liabilities;

      3.1.2 proper provision (or note in accordance with good accountancy practice) for all contingent liabilities; and

      3.1.3 provision reasonably regarded as adequate for all bad and doubtful debts.

3.2   Valuation of Stock and Work-in-Progress
      The stock and work-in-progress were included in the Audited Accounts at figures not exceeding the amounts which could in the circumstances existing at the Balance Sheet Date reasonably be expected to be realised in the normal course of carrying on the businesses of the Group Companies (net of selling and distribution costs).

3.3   Depreciation of Fixed Assets
      In the Audited Accounts and in the accounts of each Group Company for the three preceding financial years, the fixed assets of each Group Company have been depreciated in accordance with the accounting policies set out in the Audited Accounts.

3.4   Exceptional Items
      The combined profits of the Group Companies for the 2 years ended on the Balance Sheet Date as shown by the Audited Accounts and by the audited accounts of the Group Companies for previous periods delivered to the Purchaser and the trend of profits thereby shown have not (except as fairly disclosed in such accounts) been affected by changes or inconsistencies in accounting practices, by the inclusion of non-recurring items of income or expenditure, by transactions of an abnormal or unusual nature or entered into otherwise than on normal commercial terms or by any other factors rendering such profits for all or any of such periods exceptionally high or low.

3.5   Taxation

      3.5.1 Full provision or reserve has been made in the Audited Accounts for all Taxation liable to be assessed on each Group Company or for which each is or may become accountable in respect of:

             a. profits, gains or income (as computed for Taxation purposes)
                arising or accruing or deemed to arise or accrue on or before the Balance Sheet Date;

             b. any Transactions effected or deemed to be effected on or before the Balance Sheet Date or provided for in the Audited Accounts;

             c. distributions made or deemed to be made on or before the Balance
                Sheet Date or provided for in the Audited Accounts.

      3.5.2 Proper provision or reserve for deferred taxation in accordance with accounting principles and standards generally accepted at the date of this Agreement in the United Kingdom has been made in the Audited Accounts.

      3.5.3 Except as disclosed by the Audited Accounts and save insofar as appropriate provision or disclosure is made in them in a deferred taxation account for Taxation in respect of any balancing charges which would arise or accrue in respect of any such machinery and plant on disposal thereof at the value at which the machinery and plant are included in the Audited Accounts, the machinery and plant is not included in the Audited Accounts at such value that if it were obtained on the disposal or deemed disposal of the machinery and plant as a whole a balancing charge would arise or accrue.

3.6   Debts
      None of the debts receivable or due to any Group Company which are included in the Audited Accounts or which have subsequently arisen has been outstanding for more than three months from its due date for payment or has been released on terms that the debtor has paid less than the full value of his debt.

3.7   Accounting and other Records
      The statutory books, books of account and other records of whatsoever kind of each Group Company are up-to-date and maintained in accordance with all applicable legal requirements on a proper and consistent basis and contain complete and accurate records of all matters required to be dealt with in such books and all such books and records and all other documents (including documents of title and copies of all subsisting agreements to which any Group Company is a party) which are the property of each Group Company or ought to be in its possession are in its possession (or under its control) and no notice or allegation that any is incorrect or should be rectified has been received. All accounts, documents and returns required by law to be delivered or made to the Registrar of Companies or any other authority have been duly and correctly delivered or made.

3.8   Changes since Balance Sheet Date
      Since the Balance Sheet Date as regards each Group Company:

      3.8.1 there has been no material adverse change in its financial or trading position or prospects or turnover and no event, fact or matter has occurred or is likely to occur which will or is likely to give rise to any such change;

      3.8.2 its business has been carried on in the ordinary course, without any interruption or alteration in its nature, scope or manner, and so as to maintain the same as a going concern;

      3.8.3 it has not entered into any transaction or assumed or incurred any liabilities (including contingent liabilities) or made any payment not provided for in the Audited Accounts otherwise than in the ordinary course of carrying on its business;

      3.8.4 its profits have not been affected by changes or inconsistencies in accounting treatment, by any non-recurring items of income or expenditure, by transactions of an abnormal or unusual nature or entered into otherwise than on normal commercial terms or by any other factors rendering such profits exceptionally high or low;

      3.8.5 its business has not been materially and adversely affected by the loss of any important customer or source of supply or by any abnormal factor not affecting similar businesses to a like extent. For these purposes, an important customer or source of supply in respect of the Group means one which in either of the two financial periods immediately preceding the Balance Sheet Date accounted for 5 per cent or more (in the case of a customer) of the turnover of the Group or (in the case of a source of supply) of the goods, services or equipment supplied to the Group;

      3.8.6 there has been no unusual increase or decrease in the level of its stock;

      3.8.7 no dividend or other distribution has been declared, made or paid to its members except as provided for in the relevant balance sheet;

      3.8.8 no share or loan capital or any other security giving rise to a right over the capital has been allotted or issued or agreed to be allotted or issued;

      3.8.9 it has not redeemed or purchased or agreed to redeem or purchase any of its share capital;

      3.8.10 it has not made or received any surrender relating to group relief, the benefit of advance corporation tax or any surrender of a tax refund; and

      3.8.11 no insurance claims have been refused or settled below the amount claimed.

4.    Legal Matters

4.1   Compliance with Laws
      Each of the Group Companies has carried on and is carrying on its business and operations so that there have been no material breaches of applicable laws, regulations and bye-laws in each country in which they are carried on and there have not been and are not any breaches by any Group Company of its constitutional documents and there has not been and there is no investigation or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding or anticipated against any Group Company or any person for whose acts or defaults they may be vicariously liable, nor are the Vendors aware of any notice or other communication (official or otherwise) from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to an alleged actual or potential violation and/or failure to comply with any such applicable law, regulation, bye-law or constitutional document, or requiring it/them to take or omit any action.

4.2   Licences and Consents
      All licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals and authorities ("Licences") necessary or desirable for the carrying on of the businesses and operations of each of the Group Companies as now carried on, as previously carried on and as proposed to be carried on have been obtained, are not limited in duration, nor subject to onerous conditions, are in full force and effect and have been and are being complied with. There is no investigation, enquiry or proceeding outstanding or anticipated which is likely to result in the suspension, cancellation, modification or revocation of any of such Licences. Subject to the provisions and limitations of Clause 5.5 of this Schedule (which shall prevail), none of such Licences has been breached or is likely to be suspended, cancelled, refused, modified or revoked (whether as a result of the entry into or completion of this Agreement or otherwise).

4.3   Litigation

      4.31. Since the Balance Sheet Date no claim for damages or otherwise has been made against any Group Company.

      4.3.2 No Group Company (or any person for whose acts or defaults a Group Company may be vicariously liable) is involved whether as plaintiff or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration (other than as plaintiff in the collection of debts arising in the ordinary course of its business [none of which exceeds'L' ]) and no such claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration is pending or threatened by or against any Group Company (or any person for whose acts or defaults a Group Company may be vicariously liable).

      4.3.3 To the best of the Vendors' knowledge, information, belief having made due and careful enquiry of the Group Companies, there are no investigations, disciplinary proceedings or other circumstances likely to lead to any such claim or legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration.

4.4   Environmental, Health and Safety and Products Liability

      4.4.1  For the purposes of this Warranty 4.4:

             "Environment" means living organisms including the ecological systems of which they form part and the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including, without limitation, water under or within land or in drains or sewers and coastal and inland waters); and land (including land under water); and in the case of man includes his property;

             "Environmental Laws" means all the laws of any relevant jurisdiction (including, without limitation, the laws of the European Community insofar as they apply to the United Kingdom) which have as a purpose or effect the protection of, and/or prevention of harm or damage to, the Environment and/or the provision of remedies or compensation for harm or damage to the Environment or which relate to health and safety matters (including, without limitation, laws relating to workers and public or consumer health and safety, hygiene, emissions, discharges or threatened releases of Hazardous Substances into the Environment or the production, processing, distribution, management, use, treatment, storage, burial, disposal, transport or handling of any Hazardous Substances) and all bye-laws, codes, regulations, guidance notes, decrees, demands or demand letters, injunctions, judgments, notices or notice demands, orders or plans issued, promulgated or approved thereunder or in connection therewith; and

             "Hazardous Substances" means wastes, pollutants, contaminants or other substances (including without limitation liquids, solids, gases, ions, living organisms, and noise) that may be harmful to human health or other life or the Environment or a nuisance to any person or that may make the use or ownership of any affected land or property more costly.

      4.4.2 Each Group Company has complied with Environmental Laws and has obtained and complied with the terms of all permits, licences and other authorisations required under such Environmental Laws.

      4.4.3 The Vendors are not aware of any civil, criminal, regulatory or administrative action, claim, investigation or other proceeding or suit pending or threatened against any Group Company arising from or relating to Hazardous Substances or Environmental Laws, nor have the Vendors or any Group Company received written notice of any complaint, claim, dispute, investigation or other action against any Group Company arising from or relating to any such matters.

      4.4.4 No Group Company has manufactured, sold or supplied products or services which are, or were, or will or are likely to become, [in any material respect], faulty, defective or contaminated, or which do not comply [in any material respect] with any warranties or representations expressly or impliedly made by any Group Company, or with any Environmental Laws.

      4.4.5 The Vendors are not aware of any circumstances which are sure as to require expenditure (whether by any Group Company or by any other person/authority) on cleaning up or decontamainating any sites owned or occupied by any Group Company in order to prevent, reduce or mitigate any of the risks referred to in paragraph 4.4 of this warranty, including investigatory, monitoring, precautionary or remedial engineering measures.

      4.4.6 The Vendors are not aware of any circumstances which might give rise to a claim against any Group Company in respect of expenditure for cleaning up or decontaminating any sites formerly owned or occupied by any Group Company during the period of 5 years prior to completion.

      4.4.7 No notice or other communication has been received from any relevant authority relating to the physical condition of any site now formerly owned or occupied by any Group Company nor are the Vendors aware of any circumstances likely to give rise to the service of such notice or communications.

      4.4.8 No notice or other communication has been received from any relevant authority as to a proposal for the inclusion of land owned occupied formerly owned or occupied by any Group Company within any register of contaminated or potentially contaminated sites and the Vendors know of no intention on the part of any relevant authority to give such notice or communication nor of any investigations by any competent authority which might give rise to such an intention.

      4.4.9 No site owned or occupied by any Group Company has been used for the deposit of controlled waste during the ownership or occupation of any Group Company and the Vendors are not aware of any such prior use.

4.5   Insolvency etc.

      4.5.1 No order has been made, petition presented, resolution passed or meeting convened for the winding up (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributories) of any Group Company and there are no cases or proceedings under any applicable insolvency, reorganisation, or similar laws in any jurisdiction concerning any Group Company and no events have occurred which, under applicable laws, would justify any such cases or proceedings.

      4.5.2 No petition has been presented or other proceedings have been commenced for an administration order to be made (or any other order to be made by which during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed for the purpose by a Court, governmental agency or similar body) in relation to any Group Company, nor has any such order been made.

      4.5.3 No receiver (including an administrative receiver), liquidator, trustee, administrator, custodian or similar official has been appointed in any jurisdiction in respect of the whole or any part of the business or assets of any Group Company and no step has been taken for or with a view to the appointment of such a person.

      4.5.4 No Group Company is insolvent or unable to pay its debts as they fall due.

5.    Trading and Contractual Arrangements

5.1   Capital Commitments
      There are no capital commitments entered into or proposed to be entered into by any of the Group Companies.

5.2   Arrangements with Connected Persons etc.

      5.2.1 There is no indebtedness (actual or contingent) nor any indemnity, guarantee or security arrangement between any Group Company or Vendor and any current or former employee, current or former director or any current or former consultant of any Group Company or any person connected with any of such persons.

      5.2.2 No Group Company is or has been party to any contract, arrangement or understanding with any current or former employee, current or former director or any current or former consultant of any Group Company or any person connected with any of such persons, or in which any such person as aforesaid is interested (whether directly or indirectly).

      5.2.3 [With the exception of the contracts and arrangements details of which are set out in the Disclosure Letter and which will be terminated by mutual consent prior to Completion without any liability for compensation or otherwise on the part of any Group Company,] there are no existing contracts or arrangements between or involving any Group Company and any of the Vendors and/or any director of any Group Company and/or any person connected with any of them.

5.3   Effect of Sale of the Shares
      Neither of the Vendors nor (to the best of the Vendors' knowledge, information and belief) has any Group Company received any notice of any customer or supplier threatening to cease business with the Company.

5.4   Contracts

      5.4.1 No Group Company is, or has been, party to any unusual, long-term or onerous commitments, contracts or arrangements or any such not wholly on an arm's length basis in the ordinary course of business. For these purposes, a long-term contract, commitment or arrangement is one which is unlikely to have been fully performed in accordance with its terms more than six months after the date it was entered into or undertaken or is incapable of termination by the relevant Group Company on six months' notice or less.

      5.4.2  None of the Group Companies:

             a. is or has been party to any commitment, contract or arrangement which is of a loss-making nature (that is, known to be likely to result in a loss on completion of performance) or which cannot readily be fulfilled or performed on time without undue or unusual expenditure of money or effort;

             b. is or has been party to any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement or any agreement or arrangement which restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit; or

             c. is, or has agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association.

5.5   Compliance with Agreements
      So far as the Vendors are aware, the contracts and agreements listed below are valid, binding and enforceable obligations of the parties thereto and the terms thereof have been materially complied with by the Company and by all the other parties thereto and there are no grounds for rescission, avoidance or repudiation of any of the said contracts or agreements and no notice of termination or of intention to terminate has been received in respect of any thereof. The Contracts and agreements are:

      i)     the Wedgwood Agreement;

      ii)    the Royal Doulton Agreement;

      iii) the Shop in Shop Concession Agreement with Brown Thomas & Co Limited dated 26 November 1999; and

      iv) the Concession Agreement with House of Fraser (Stores) Limited dated 10 September 1999.

5.6   Anti-Trust
      No Group Company is a party to any agreement, arrangement or concerted practice or is carrying on any practice which in whole or in part contravenes or is invalidated by any antitrust, fair trading, consumer protection or similar legislation in the United Kingdom or in respect of which any filing, registration or notification is required or is advisable pursuant to such legislation (whether or not the same has in fact been made).

5.7   Guarantees etc

      Save as disclosed in the Audited Accounts or contained in the Disclosures there is not outstanding any guarantee, indemnity, suretyship or comfort (whether or not legally binding) given by or for the benefit of any Group Company.

6.    Employees etc

6.1   Employees and Terms of Employment

      6.1.1 There are no employees employed in the Group Companies other than those whose details are set out in the Disclosures.

      6.1.2 There is not in existence any written contract of employment with any director or employee of any Group Company, nor any consultancy agreements with any Group Company, which cannot be terminated by three months' notice or less without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

      6.1.3 The Disclosures contain full details, in relation to each Group Company, of:

             a. the total number of employees (including those who are on maternity or paternity leave or absent on the grounds of disability or other long-term leave of absence, and have or may have a statutory or contractual right to return to work in a Group Company);

             b. the name, date of commencement of employment, period of continuous employment, location, salary and other benefits, grade and age of each employee;

             c. where any employee is continuously absent from work for a period in excess of one month during the last 12 months, the reason for the absence;

             d. the terms of the contract of employment of each employee entitled to salary at a rate, or an average annual rate over the last three financial years, in excess of'L'20,000 a year.

      6.1.4 There are no proposals to terminate the employment or consultancy of any employees or consultants of any Group Company or to vary or amend their terms of employment or consultancy (whether to their detriment or benefit).

      6.1.5 There are no terms of employment for employees at any Group Company or consultancy agreements with any Group Company or terms of appointment for directors of any Group Company which provide that a change in control of any Group Company (however change in control may be defined in the said document, if at all) shall entitle the said employee, consultant or director to treat the change in control as amounting to a breach of the contract or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or dismissed or released from any obligation.

      6.1.6  No Group Company is party to any consultancy agreement.

6.2   Payments on Termination
      Except as disclosed in the Audited Accounts and the Disclosures and during the 3 years preceding the date of this Agreement:

      6.2.1 As far as the Vendors are aware (having made due and careful enquiry) no liability has been incurred by any Group Company for breach of any contract of employment or consultancy with any employee or consultant including, without limitation, redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee except where payment has been made in lieu of notice and the relevant employee's contract did not provide for this; and

      6.2.2 no Group Company has made or agreed to make any payment or provided or agreed to provide any benefit to any employee or former employee of any Group Company or any dependant of any such employee or former employee in connection with the proposed termination or suspension of employment or variation of any contract of employment of any such employee or former employee.

6.3   Trade Disputes
      No Group Company is involved in, and there are no circumstances likely to give rise to, any industrial or trade dispute or any dispute or negotiation regarding a claim of material importance with any trade union or other body (in either case whether or not recognised by any of the Group Companies for collective bargaining or other negotiating purposes) representing any of the employees.

6.4   Incentive Schemes
      There is not in existence nor is it proposed to introduce any share incentive, share option, profit sharing, bonus or other incentive arrangements for or affecting any employees or former employees.

6.5   Pensions

      6.5.1  In this paragraph 6.5:-

             Vendor's Pension Scheme means each of:

             (i)   Viners of Sheffield Plc Executive Plan
             (ii)  Viners of Sheffiled Plc Group Life Assurance Scheme; and
             (iii) Viners of Sheffield Ltd Retirement Benefits Scheme

             ICTA                 means Income and Corporation Taxes Act 1988.

             Relevant Benefits    as defined in section 612 of ICTA but with the
                                  omission of the exception in that definition.

             Relevant Person      means each past and present employee, officer
                                  and director of a Group Company and their respective spouses and dependants.

      6.5.2 Except under the Vendor's Pension Scheme, no agreement, arrangement or understanding (whether contractual, under trust or otherwise) exists for the provision of Relevant Benefits for any Relevant Person in connection with which any Group Company is or may become legally or morally liable to make any payment and no Group Company is liable to make contributions to a personal pension scheme in respect of any Relevant Person.

      6.5.3  The Disclosure Letter contains or has annexed to it:-

             6.5.3.1 true and complete copies of all the trust deeds, deeds of participation, rules and other documents containing the provisions which govern the Vendor's Pension Scheme and of all booklets and announcements issued to any Relevant Person about Relevant Benefits or the Vendor's Pension Scheme;

             6.5.3.2 a list of the active members of the Vendor's Pension Scheme with accurate and complete details of age, sex, salary and employer's and member's contributions and details of any custom which is not apparent from the documents concerning the Vendor's Pension Scheme;

             6.5.3.3 a copy of any document (in addition to those mentioned in paragraph 21.5.3.1) in which a Group Company has given any indemnity or made any agreement or arrangement about any Relevant Benefits, an occupational pension scheme or a personal pension scheme.

      6.5.4 The documents disclosed to the Purchaser correctly describe the benefits payable under the Vendor's Pension Scheme and the terms of membership of it and no undertaking or announcement (whether or not legally binding) has been given to any Relevant Person about the continuance, introduction or improvement of any Relevant Benefits or a change in the terms of membership of the Vendor's Pension Scheme.

      6.5.5 No indemnity, undertaking or guarantee has been given by a Group Company in connection with any Relevant Benefits, any occupational pension scheme or any personal pension scheme.

      6.5.6 The Vendor's Pension Scheme is an exempt approved scheme and is a contracted-in scheme in relation to the employees of each Group Company and nothing has been done or omitted which may result in the Vendor's Pension Scheme ceasing to have exempt approved status and it is not a contracted-out scheme.

      6.5.7 The Vendor's Pension Scheme has at all times been operated in accordance with the provisions governing it and with all applicable laws and fiscal and regulatory requirements and there is not, and has never been, any unequal treatment in relation to the terms on which men and women may become members of the Vendor's Pension Scheme and the terms on which they are treated, and the benefits payable to them, as members.

      6.5.8 All amounts due to the Vendor's Pension Scheme by or in respect of Relevant Persons have been paid (and were properly calculated) in accordance with the schedule of contributions for, and the rules of, the Vendor's Pension Scheme and the law and no transfer payments to the Vendor's Pension Scheme are outstanding.

      6.5.9 There are no claims pending or threatened to the Pensions Ombudsman or a court against a Group Company or the trustees of the Vendor's Pension Scheme in resepct of the Vendor's Pension Scheme and no report has been made to, or investigation conducted by, the Occupational Pensions Regulatory Authority about a Group Company or the Vendor's Pension Scheme.

      6.5.10 The Vendor's Pension Scheme provides only money purchase benefits and death benefits which are fully insured at normal rates and all premiums have been paid by their due dates.

6.6   Share Schemes etc.

      6.6.1 No Group Company is a participating company in any scheme approved under Section 185 or 186 and Schedule 9 of the Income and Corporation Taxes Act 1988 ("ICTA 1988"), nor has any Group Company established or contributed to a qualifying employee share ownership trust as defined in Schedule 5 Finance Act 1989.

      6.6.2 No Group Company has in issue any shares as defined in Section 87 Finance Act 1988 which fall within Chapter 11 Part III Finance Act 1988.

      6.6.3 No Group Company operates any scheme approved under Section 202 ICTA 1988 or Chapter I I I Part V ICTA 1988.

7.    Taxation Matters

7.1   General

      7.1.1 The transactions contemplated by this Agreement are carried out by the Vendors for bona fide commercial reasons and such transactions do not have as their main object, or one of their main objects, the obtaining of a taxation advantage.

      7.1.2 As far as the Vendors are aware no Group Company has carried out or been engaged in any transaction or arrangement such that the law provides that there may be substituted for the amount or value or the actual consideration given or received (or to be given or received) by any Group Company any different amount or value for taxation purposes.

      7.1.3 There is set out in the Disclosure Letter with express reference to this warranty full details of all clearances obtained by or relating to any Group Company within the last six years pursuant to any statutory provision, statement of practice relating to taxation or any press release issued by any taxation authority.

      7.1.4 So far as the Vendors are aware no Group Company is liable as agent or prescribed person for any taxation liability of another person.

      7.1.5 No taxation authority has agreed to operate any special arrangement (being an arrangement which is not based on a strict and detailed application of the relevant legislation, statements of practice or extra-statutory concessions published in Inland Revenue guides) in relation to the affairs of any Group Company.

7.2   Returns, Information and Clearances

      7.2.1 (i) All returns, computations, notices and information which are or have been required to be made or given by each Group Company for any Taxation purpose or have been made or given within the requisite periods and on a proper basis and are up-to-date and correct.

      7.2.2 Each Group Company is in possession of sufficient information [or has reasonable access to such information] to enable it to compute its liability to Taxation insofar as it depends on any Transaction occurring on or before Completion.

7.3   Taxation Claims, Liabilities and Reliefs

      7.3.1 There are set out in the Disclosure Bundle, with express reference to this paragraph, details of all matters relating to Taxation in respect of which each Group Company (either alone or jointly with any other person) has, or at Completion will have, an outstanding entitlement to make: any claim (including a supplementary claim) for relief; any election, including an election for one type of relief, or one basis, system or method of Taxation, as opposed to another; any appeal or further appeal against an assessment to Taxation; any application for the postponement of, or payment by instalments of, Taxation; or to disclaim or require the postponement of any allowance or relief. Such details are sufficient to enable the Purchaser to procure that any time limit to such entitlement expiring within six months after Completion can be met.

      7.3.2 There are no arrangements entered into between any Group Company and the Inland Revenue pursuant to Section 36 Finance Act 1998.

      7.3.3 There are set out in the Disclosure Letter, with express reference to this paragraph, full particulars relating to each Group Company which is or may be required to pay corporation tax by instalments by virtue of The Corporation Tax (Instalment Payments) Large Companies) Regulations 1998 (the "Regulations") including:

             a.   the name of the Group Company;

             b. the total liability (as defined in Paragraph 2(3) of the Regulations) for the accounting period in which Completion takes place and the previous accounting period if an instalment for that accounting period is due;

             c. the application of Paragraph 4 of the Regulations (instalment payments - transitional provisions)

             d.   the dates instalment payments are due; and

             e. the amount of any instalment which will fall due for payment within three months after Completion.

             Nothing has been done which may cause Paragraph 13 of the Regulations to apply in relation to a Group Company.

      7.3.4 No Group Company has taken any action which has had, or will have, the result of altering, prejudicing or in any way disturbing any arrangement or agreement which it has previously had with the Inland Revenue or HM Customs and Excise or other Taxation Authorities.

7.4   Close Companies

      7.4.1  The Company is a close company.

      7.4.2 No Group Company is or has ever been a close investment holding company within the meaning of section 13A ICTA 1988 (close investment holding companies).

      7.4.3 No Group Company is, or has ever been, liable to taxation under the provisions of sections 418 to 422 ICTA 1988 (close companies).

      7.4.4 No Group Company has ever made any transfer of the kind described in section 125 Taxation of Chargeable Gains Act 1992 (shares in close company: transferring of assets at an undervalue).

      7.4.5 No Group Company has ever made any transfer of value within the meaning of the Inheritance Tax Act 1984.

      7.4.6 Neither the assets owned by nor the shares of any Group Company are subject to an outstanding Inland Revenue charge as defined in section 237 Inheritance Tax Act 1984 (imposition of charge).

      7.4.7 No circumstances exist, or but for section 204(6) Inheritance Tax Act 1984 (contingent liability of transferee for unpaid capital transfer tax or inheritance tax) would exist, such that a power of sale could be exercised in relation to any assets or shares of any Group Company pursuant to section 212 Inheritance Tax Act 1984 (powers to raise tax).

7.5   Company Residence
      Apart from Viners Hong Kong Limited which is tax resident in Hong Kong each Group Company has been resident for tax purposes in the United Kingdom and nowhere else at all times since its incorporation and will be so resident at Completion.

7.6   Acquisitions from Members of the Same Group
      The entry into or Completion of this Agreement will not result in any profit or gain being deemed to accrue to any Group Company for Taxation purposes, whether pursuant to Section 179 of the Taxation of Chargeable Gains Act 1992 ("TCGA") or otherwise.

7.7   Replacement of Business Assets
      No claim has been made under Section 152, 153, 154 or 175 TCGA or any other section which would affect the amount of any gain accruing or being treated as accruing on a disposal of an asset of any Group Company.

7.8   Base Values and Costs of Acquisition
      If each of the assets (other than trading stock) or the plant and machinery taken as a whole of each Group Company was disposed of for a consideration equal to the book value of that asset or, as appropriate, plant and machinery in, or adopted for the purpose of, the Audited Accounts, no liability to corporation tax on chargeable gains or balancing charge under the Capital Allowances Act 1990 not fully provided for in the Audited Accounts would arise; and, for the purpose of determining corporation tax on chargeable gains, there shall be disregarded any relief and allowances available to the Group Company concerned other than amounts falling to be deducted under Section 38 of TCGA.

7.9   Rebasing
      No Group Company has made a disposal to which Section 35 of TCGA applies.

7.10  PAYE and National Insurance
      Each Group Company has properly operated the PAYE and National Insurance contributions systems by making such deductions as are required by law from all payments made or deemed to be or treated as made by it or on its behalf, and by duly accounting to the Inland Revenue and the Department of Social Security for all sums so deducted and for all other amounts for which it is required to account under the PAYE and National Insurance contributions systems.

7.11  Depreciatory Transactions and Value Shifting
      No asset owned by any Group Company has at any time since its acquisition by that or any other Group Company or any company which has at any time been a member of a group (as defined from time to time for any Taxation purpose) of which the Group Company has at any time been a member been subjected to a reduction in value such that any allowable loss arising on its disposal is likely to be reduced or eliminated or any chargeable gain arising on its disposal is likely to be increased.

7.12  Value Added Tax ("VAT")

      7.12.1 Each Group Company has complied fully with all statutory requirements, orders, provisions, directions or conditions relating to VAT, including (for the avoidance of doubt) the terms of any agreement reached with the Commissioners of HM Customs & Excise.

      7.12.2 There are set out in the Disclosure Letters, with express reference to this paragraph, full particulars of each item which a Group Company uses in the course or furtherance of its business and for the purposes of that business, otherwise than solely for the purpose of selling the item, being items to which Part XV of the Value Added Tax (General) Regulations 1995 applies and in respect of which the period of adjustment will not have expired by Completion. Such particulars are sufficient to enable the Group Companies (or any group of which they will form part for the purposes of Section 43 of the Value Added Tax Act 1994 following Completion) to comply with their obligations under the said Part XV.

      7.12.3 There are set out in the Disclosure Letter, with express reference to this paragraph, full particulars of:

             a. any land in which a Group Company has an interest and in relation to which an election has been made to waive exemption from VAT pursuant to the provisions of Schedule 10 of VATA; and

             b. any buildings or civil engineering works owned by any Group Company and completed for the purposes of Group 1, Schedule 9 VATA within the last three years.

      7.12.4 Each Group Company has not at any time been a member of a Group Registration made pursuant to Section 43 of VATA (other than a group registration all of the other members of which were Group Companies).

7.13  Group Income
      There are set out in the Disclosure Letter, with express reference to this paragraph, details of any group income elections made under Section 247 ICTA to which a Group Company is a party which are in force.

7.14  Finance Leases
      No Group Company is or has been the lessor or the lessee under any finance lease of an asset. For the purposes of this paragraph "finance lease" means any arrangements for the lease of an asset which fall for the purposes of the accounts of a Group Company to be treated in accordance with normal accountancy practice as a finance lease or loan.

7.15  Loan Relationships

      7.15.1 No Group Company is a party to any loan relationship (as defined in Chapter II of Part IV Finance Act 1996):

             7.15.1.1 which by virtue of its terms may give rise to any debits or credits for the purposes thereof (other than in relation to interest, charges or expenses);

             7.15.1.2 to which section 92 Finance Act 1996 (convertible securities etc.) or section 93 Finance Act 1996 (relationships linked to the value of chargeable assets) or section 97 Finance Act 1996 (manufactured dividends) applies; or

             7.15.1.3 to which any of paragraphs 10, 11, 13 or 15 of Schedule 9 Finance Act 1996 (special computational provisions) apply.

      7.15.2 No Group Company has loan relationships where:

             7.15.2.1  there is a connection between the parties as defined by section 87 Finance Act 1996 (accounting method where parties have a connection); or

             7.15.2.2 there has been or will be a release of the amounts payable under the relationship.

      7.15.3 No Group Company is or has been a party to any loan relationships in respect of which after the Accounts Date any credit is or will be required to be brought into account under the provisions of
             Schedule 15 Finance Act 1996.

      7.15.4 The Accounts account for all of each Group Company's loan relationships in accordance with an authorised accruals basis of accounting complying with section 85 Finance Act 1996 (authorised accounting methods) and there has been no change in such accounting method in respect of any loan relationship since the Balance Sheet Date.

7.16  Stamp Duties

      7.16.1 There is no instrument which is necessary to establish the Company's title to any right or asset which is liable to stamp duty (or any like duty or tax in a jurisdiction outside the United Kingdom) which has not been duly stamped or which would attract stamp duty if brought within the relevant jurisdiction.

      7.16.2 The Company has complied in all respects with the provisions of
             Part IV Finance Act 1986 (stamp duty reserve tax) and with any regulations made under the same and the Company is not and will not become liable to pay stamp duty reserve tax by reference to any agreement which falls within the terms of section 87(1) of that Act and is entered into after the Accounts Date.

8.    Assets (other than the Properties)

8.1   Ownership of the Group Companies
      The Company, or (where specified) a Group Company, is the sole beneficial owner of all the issued or allotted shares of the Subsidiaries listed in
      Part 4 of Schedule 1 free from all Encumbrances and all such shares are fully paid or credited as fully paid.

8.2   Subsidiaries, Associates and Branches
      No Group Company:

      8.2.1 is the holder or beneficial owner of, or has agreed to acquire, any share or loan capital of any other company (whether incorporated in the United Kingdom or elsewhere) other than the Subsidiaries set out in Part 4 of Schedule 1;

      8.2.2 has any branch, division, establishment or operations outside the jurisdiction in which it is incorporated; or

      8.2.3 has or has had any associate (that is to say, an entity which falls to be treated as such for the purposes of FRS 9).

8.3   Title to Assets
      All assets (other than the Properties) of each Group Company including all debts due to each Group Company which are included in the Audited Accounts or have otherwise been represented as being the property of or due to such Group Company or at the Balance Sheet Date used or held for the purposes of its business were at the Balance Sheet Date the absolute property of such Group Company and (save for those subsequently disposed of or realised in the ordinary course of trading) all such assets and all assets and debts which have subsequently been acquired or arisen are the absolute property of such Group Company and none is the subject of any assignment or Encumbrance (excepting only liens arising by operation of law in the normal course of trading) or the subject of any factoring arrangement, hire purchase, conditional sale or credit sale agreement.

8.4   Sufficiency of Assets
      The property, rights and assets owned or leased by each Group Company comprise all the property, rights and assets necessary or convenient for the carrying on of the business of each Group Company fully and effectively in and to the extent to which it is presently conducted and the Disclosures contain details of any other facilities and services necessary or convenient for this purpose.

8.5   Insurance

      8.5.1 Full particulars of the insurances of the Group Companies are contained in the Disclosures.

      8.5.2 All the assets of each of the Group Companies which are capable of being insured have at all material times been and are at the date of this Agreement insured to the full replacement value thereof against fire and other risks normally insured against by companies carrying on the same classes of business or owning assets of a similar nature and each Group Company has at all material times been and is at the date of this Agreement adequately covered against accident, physical loss or damage, confiscation or expropriation of any such assets by any foreign government, third party liability (including product liability), environmental liability (to the extent that insurance is reasonably available), and other risks normally covered by insurance by such companies.

             In respect of all such insurances:

             (a.) all premiums have been duly paid to date;

             (b.) all the policies are in full force and effect and no act, omission, misrepresentation or non-disclosure by or on behalf of any Group Company has occurred which makes any of these policies voidable, nor have any circumstances arisen which would render any of these policies void or unenforceable for illegality or otherwise, nor has there been any breach of the terms, conditions and warranties of any of the policies that would entitle insurers to decline to pay all or any part of any claim made under the policies;

             (c.) there are no special or unusual limits, terms, exclusions or restrictions in any of the policies and the premiums payable are not in excess of the normal rates and no circumstances exist which are likely to give rise to any increase in premiums;

             (d.) details of all claims made during the period of three years preceding the date of this Agreement are contained in the Disclosure Letter;

             (e.) no claim is outstanding and no circumstances exist which are likely to give rise to any claim; and

             (f.) full details are contained in the Disclosure Letter.

8.6   Plant and Machinery etc.
      To best of the Vendors' knowledge, information and belief the plant, machinery, vehicles and all other equipment owned or used in connection with the business of each Group Company is in satisfactory working order and has been regularly and properly maintained and is not dangerous, obsolete, inefficient or surplus to requirements.

8.7   Absence of Undisclosed Liabilities
      There are no material liabilities of the Group Companies other than (i) liabilities disclosed or provided for in the Audited Accounts; (ii) liabilities incurred in the ordinary course of business since the Balance Sheet Date, none of which results in a material adverse change in the financial or trading position or prospects or turnover of the Group Companies; or (iii) liabilities disclosed elsewhere in this Agreement.

9.    Intellectual Property and Information Technology

9.1   Definitions
      For the purposes of this Warranty 9:

      9.1.1 "Business IP" means all rights and interest held by the Group Companies (whether as owner, licensee or otherwise) in Intellectual Property which at or before Completion is used or is capable of being used in or in connection with the business of the Group Companies;

      9.1.2 "Know-how" means confidential [and proprietary] industrial and commercial information and techniques in any form (including paper, electronically stored data, magnetic media, film and microfilm) including without limitation drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers; and

9.2   Ownership etc.
      All Intellectual Property (whether registered or not) including all pending applications therefor and all Information Technology which has been, is, or is capable of being used in or in relation to or which are necessary for the business of each Group Company is (or, where appropriate in the case of pending applications, will be):

      9.2.1 legally and beneficially owned by a Group Company or lawfully used with the consent of the owner under a licence and copies of each such licence are included in the Disclosure Bundle;

      9.2.2  valid and enforceable;

      9.2.3 not being infringed or attacked or opposed or misused by any person and has not, at any time in the past six years been infringed or misused;

      9.2.4 not subject to any Encumbrance or any licence, sub-licence, assignment or authority in favour of another Group Company) or any limitation or right of termination (including without limitation, on any change in the underlying ownership of control of any Group Company) or any restriction and no Group Company is obliged to grant any Encumbrance, licence, sub-licence, assignment or authority in favour of another (except another Group Company); and

      9.2.5 as far as the Vendors are aware in the case of rights in such Intellectual Property as are registered or the subject of applications for registration each of which is listed and disclosed in the Disclosure Bundle, and all renewal fees which are due and steps which are required for their maintenance and protection have been paid and taken;

      and no claims have been made and no applications are pending other than those applications as listed in the Disclosure Bundle which if pursued or granted might be material to the truth and accuracy of any of the above.

9.3   Processes etc.
      No claims for infringement in respect of the processes employed and the products and services dealt in and the business conducted by each Group Company both now and at any time within the last six years have been made or threatened.

9.4   Licences
      The several licences and agreements (including all amendments, novations, supplements or replacements to those licences and agreements), true copies of which are attached to the Disclosure Bundle, are in full force and effect, no notice having been given on either side to terminate them; the obligations of all parties have been fully complied with; and no disputes have arisen in respect thereof; and so far as the Vendors are aware where such licences are of such a nature that they could be registered with the appropriate authorities and where such registration would have the effect of strengthening the Group Company's rights they have been so registered.

9.5   Know-how
      There has been and is no misuse of Know-how by any Group Company and neither the Vendors nor any Group Company has made any disclosure of Know-how to any person other than the Purchaser or another Group Company except properly and in the ordinary course of business and on the basis that such disclosure is to be treated as being of a confidential character and neither the Vendors nor any Group Company is obliged to disclose the same to any person other than another Group Company.

9.6   No assertion of moral rights
      No moral rights have been asserted or are likely to be asserted which would affect the use of any of the Intellectual Property in the business of any Group Company.

9.7   Patents
      No Group Company owns or claims any patentable invention and no employee or outside consultant has made any claim against any Group Company for compensation or ownership in respect of any Intellectual Property, or threatened any such claim.

9.8   Sufficiency of Business IP
      The Business IP comprises all the rights and interests in Intellectual Property necessary or convenient for the carrying on of the business of each Group Company in and to the extent which it is presently conducted.

9.9   Information Technology

      9.9.1 So far as the Vendors are aware, there are not and, in the two years prior to the date of this Agreement, there have been no bugs or viruses, logic bombs or other contaminants (including without limitation, "worms" or "trojan horses") in or failures or breakdowns of any computer hardware or software or any other Information Technology equipment used in connection with the business of any Group Company which have caused any material disruption or interruption in or to the business of any Group Company and all Information Technology is in substantially good working order and functions substantially in accordance with all specifications set down or agreed in relation thereto.

      9.9.2 In the event that the persons providing maintenance or support services for the Information Technology cease or are unable to do so, the Group Companies have all the necessary rights and information, to continue to maintain and support or have a third party maintain or support the Information Technology.

      9.9.3 Each Group Company has in place procedures to prevent unauthorised access, the introduction of viruses, taking and storing on-site and off-site back-up copies of the software and data.

      9.9.4 The Information Technology and each component of it has the ability to accurately recognise, manage, accommodate and manipulate monetary figures expressed in euros (the currency introduced on 1 January 1999 pursuant to the treaty establishing the European Community), and can and shall have the ability accurately to convert data for this purpose and shall comply with the rules on conversion and rounding set out in EC Regulation number 1103/97 or any legislation adopting or incorporating that Regulation.

      9.9.5 Each Group Company is in possession of current ISO9000, ISO9001 and ISO9002 certifications which are in full force and effect and neither any Group Company nor the Vendors are aware of any facts or circumstances which may lead to the cancellation or withdrawal of such certifications.

9.10 None of the records, systems, information or Know-How of any Group Company is recorded, stored, operated or otherwise wholly or partly dependent on or held by any means which is not under the exclusive ownership and direct control of a Group Company.

9.11 All software used by a Group Company and not the subject of a written licence from a third party was either (a) written or created by employees of a Group Company in the ordinary course of their duties or (b) where written for a Group Company by a third party, has been validly and effectively assigned to a Group Company.

9.12 All Information Technology used in connection with the business of any Group Company has been and is being properly and regularly maintained and all data processed using such Information Technology has been regularly archived in hard copy form and such hard copies have been properly stored and catalogued.

9.13 The present capacity of the Information Technology used in connection with the business of any Group Company is substantially sufficient in order to satisfy the requirements of such businesses for the next three years.


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10.   Freehold and Leasehold Property

10.1  The Property

      10.1.1 The Company occupies the Property on an informal basis as set out in the Disclosure Letter.

      10.1.2 Save as set out in the Disclosures, the Property comprises all of the premises and land owned, occupied or otherwise used in connection with the businesses of the Group Companies or in which the Group Companies have an interest.

      10.1.3 No Group Company has any continuing liability in respect of any leasehold property other than the Property.

10.2

             a. The Property enjoys access to and egress from roads which prior to the date of this Agreement have been adopted by the appropriate highway authority and are maintainable at the public expense either directly or the Property has the benefit of all necessary easements or rights over private land on terms which do not entitle any person to terminate or curtail the same.

             b. The Property drains into a public sewer and is served by water, electricity and gas utilities. Either the pipes, sewers, wires, cables, conduits and other conducting media serving the Property connect directly to the mains without passing through land in the occupation or ownership of a third party or, if they do not, the facilities, easements or rights necessary for the enjoyment and present use of the Property are enjoyed on terms which do not entitle any person to terminate or curtail the same.

             c. All rights of light, air and support are enjoyed fully as of right.

10.3 There are no outstanding actions, disputes, claims or demands between the Group Company and any third party affecting the Property or any neighbouring property.

10.4  Town and Country Planning
      In relation to each Property and to the best of the Vendors' knowledge, information and belief:


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      10.4.1 No development at the Property or use of the Property has been undertaken in breach of the Town and Country Planning legislation or any other Acts of Parliament or any regulations, bye-laws, orders, consents or permissions made or given thereunder.

      10.4.2 The planning consents and permissions affecting the Property are either unconditional or are subject only to conditions which are neither unusual, personal nor temporary and which have been satisfied or fully observed and performed up to the date of this Agreement.

      10.4.3 There is no agreement affecting the Property made pursuant to
             Section 106 of the Town and Country Planning Act 1990 or Section 33 of the Local Government (Miscellaneous Provisions) Act 1982 or similar legislation.

      10.4.4 There is no pending planning application, planning appeal or other planning proceedings in respect of the Property or which is likely to have an adverse effect on the Property.

      10.4.5 There is no outstanding statutory or informal notice relating to the Property or any business carried on thereat or the use thereof.

      10.4.6 There is no outstanding monetary claim or liability, in respect of the Property.

      10.4.7

             a. None of the buildings, structures or erections on the Property has been listed under Sections 1 and 2 of the Planning (Listed Buildings and Conservation Areas) Act 1990 (the "Listed Buildings Act").

             b. The local authority has not authorised the service of any building preservation notice under Section 3 or 4 of the Listed Buildings Act or any repairs notice under Section 48 of the Listed Buildings Act in respect of the Property or any building, structure or erection thereon.

10.5  State and Condition of the Property
      In relation to each Property:

      10.5.1 A Fire Certificate has been issued in respect of the Property and there has been no breach of the provisions or conditions contained therein.

      10.5.2 The buildings and other structures on the Property are in good and substantial repair and fit for the purposes for which they are presently used.

      10.5.3 None of the following has during the occupation of the Company affected the Property:

             a. structural or other defects in the Property or the building of which the Property is part or in any drains, pipes, wires or services;

             b.   flooding;

             c.   mining activity;

             d.   subsidence; and

             e.   rising damp, wet or dry rot or any infestation.


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                                   Schedule 4

                    Limitation of Liability under Clause 7.3



1.    Limitation of Liability
      Notwithstanding the provisions of Clauses 7.1 and 7.2, the Vendors shall not be liable for breach of Warranty (and, in relation to Clauses 1.2, 1.3 and 1.4 of this Schedule 4, for breaches under the Tax Deed):

1.1   Time Limits
      in respect of any claim unless notice of such claim is given in writing by the Purchaser to either Vendor setting out such details as are available of the specific matter in respect of which the claim is made including an estimate of the amount of such claim, if practicable, on the earlier of a period within 28 days following signature by the auditors of the Group Companies of their audited accounts for the financial period ended 30th April 2002 and 31 July 2002 except that the limit should be seven years from Completion in relation to a claim under Warranty - (tax warranties) of Schedule 3;

1.2   Minimum Claims
      in respect of any claim arising from any single circumstance if the amount of the claim does not exceed 'L'25,000 (save that claims relating to a series of connected matters shall be aggregated for this purpose) but the Vendors shall not be liable for a claim in excess of that amount unless the liability determined in respect of any such claim (excluding interest, costs and expenses) also exceeds that amount;

1.3   Aggregate Minimum Claims
      in respect of any claim unless the aggregate amount of all claims for which the Vendors would otherwise be liable for breach of Warranty and for claims under the Tax Deed exceeds 'L'250,000 but if the aggregate liability in respect of all such claims exceeds that figure then all claims, including claims previously notified, shall accrue against and be recoverable from the Vendors;

1.4   Maximum Claims
      in respect of any claim to the extent that the aggregate amount of the liability of the Vendors for all claims made for breach of Warranty and for claims under the Tax Deed exceed 100 per cent of the purchase consideration under Clause 3 plus 'L'350,000;

1.5 Set off Against Restrictive Covenant Payments in respect of any claim to the extent that the amount of such claim may be set-off against amounts payable to the Vendors under Clause 9.1;

1.6   Contingent Liabilities
      in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable but this sub-paragraph shall not operate to avoid a claim made in respect of a contingent liability within the time limit and containing such details as are specified in paragraph 1.1 above;

1.7   Provisions in the Accounts
      in respect of any claim if and to the extent that:


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      1.7.1  proper provision or reserve is made for the matter giving rise to the claim in the Audited Accounts (and not subsequently released) or in calculating the Net Asset Value; or

      1.7.2 any sum is received by any Group Company which has previously been written off as irrecoverable in the accounts of the Group Company;

1.8   Voluntary Acts, etc.
      in respect of any matter, act, omission or circumstance (or any combination thereof) (including, for the avoidance of doubt, the aggravation of a matter or circumstance) to the extent that the same would not have occurred but for:

      1.8.1 Voluntary Acts of Purchaser: any voluntary act, omission or transaction of the Purchaser or any member of the Purchaser's Group or any of the Group Companies, or their respective directors, employees or agents or successors in title, after Completion done or omitted otherwise than in the ordinary course of business of the relevant company and in the knowledge that such act, omission or transaction might give rise to, or increase the extent of, a claim under this Agreement or the Tax Deed of Covenant or otherwise than in the ordinary course of business or pursuant to a legally binding commitment vested on or before Completion and such claim could have been reasonably foreseeable as a result of such act, omission or transaction;

      1.8.2 Changes in Legislation: the passing of, or any change in, after the date of this Agreement, any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the date of this Agreement; and

      1.8.3 Accounting and Taxation Changes: any change in accounting or Taxation policy, bases or practice of the Purchaser or any of the Group Companies introduced or having effect after Completion or any change in the accounting reference date of the Company made at or after Completion;

      1.8.4 Any act or omission stipulated in this Agreement to be carried out or omitted.

1.9   Insurance
      in respect of any claim to the extent that any Losses arising from such claim are covered by a policy of insurance in force on the date of this Agreement and payment is made by the insurer;

1.10  Purchaser's Knowledge
      in respect of any claim to the extent that the Purchaser had actual knowledge of the relevant facts, matters or circumstances, giving rise to the claim prior to the execution of this Agreement or to the extent that the matter or matters which would otherwise give rise to a claim are fairly set out in the Disclosures

      PROVIDED THAT nothing this Clause 1.10 shall serve to prejudice the Purchaser's common law rights.

2.    Conduct of Claims

2.1   Notification
      If the Purchaser or any Group Company becomes aware of any matter that may give rise to a claim against the Vendors under this Agreement notice of that fact shall be given as soon as possible to the Vendors but any failure to give such notice shall not affect the rights of the Purchaser except to the extent that the Vendors are prejudiced by such failure. However subject to Clause 1.6 such failure shall not in any way extend the time limitations set out in clause 1.1 of this Schedule.


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2.2   Investigation by the Vendors
      Without prejudice to the validity of the claim or alleged claim in question, the Purchaser shall allow, and shall procure that the relevant Group Companies allow, the Vendors and their accountants and professional advisers to investigate the matter or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim and for such purpose the Purchaser shall give, and shall procure that the relevant Group Companies give, subject to their being paid all reasonable costs and expenses, all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Vendors or their accountants or professional advisers may reasonably request. The Vendors agree to keep all such information confidential and only to use it for the purpose of the claim in question.

2.3   Third party claim/liability
      If the claim in question is for a breach of warranty and is a result of or in connection with a claim by or liability to a third party then:

      2.3.1 no admission of liability shall be made by or on behalf of the Purchaser or any Group Company and the claim shall not be compromised, disposed of or settled without the consent of the Vendors (such consent not to be unreasonably withheld or delayed);

      2.3.2 the Vendors shall be entitled at their own expense in their absolute discretion to take such action as they shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability (including, without limitation, making counterclaims or other claims against third parties) in the name of and on behalf of the Purchaser or the Group Company concerned and to have the conduct of any related proceedings, negotiations or appeals; and

      2.3.3 the Purchaser will give and procure that the relevant Group Company gives, subject to their being paid all reasonable costs and expenses, all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, for the purpose of avoiding, disputing, denying, defending, resisting, appealing, compromising or contesting any such claim or liability as the Vendors or their professional advisers reasonably request.

      2.3.4 Any claim in respect of which notice shall have been given in accordance with Clause 2.1 above shall be deemed to have been irrevocably withdrawn and lapsed (not having been previously satisfied, settled or withdrawn) if proceedings in respect of such claim have not been issued not later than 12 months after the date of service of such notice and served upon the Vendors within 24 months of such date.

3.    Prior Receipt
      If, before the Vendors pay an amount in discharge of any claim for breach of Warranty, the Purchaser or any Group Company recovers or is entitled to recover (whether by payment, discount, credit, relief or otherwise) from a third party a sum which is referable to the subject matter of the claim, the Purchaser shall procure that before steps are taken against the Vendors under this Agreement all reasonable steps are taken to enforce such recovery and any actual recovery (less any reasonable costs incurred in such recovery) shall pro tanto reduce or satisfy, as the case may be, such claim.

4.    Subsequent Recovery
      If the Vendors pay an amount in discharge of any claim for breach of Warranty and the Purchaser or any Group Company subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party a sum which is referable to the subject matter of the claim and which would not otherwise have been received by the Purchaser, the Purchaser shall pay, or shall procure that the relevant Group Company pays, to the Vendors an amount equal to (i) the sum recovered from the third party less any reasonable costs and expenses incurred in obtaining such recovery or (ii) if less, the amount previously paid by the Vendors to the Purchaser.


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5.    Double Claims
      The Purchaser shall not be entitled to recover from the Vendors for breach of Warranty or the Tax Deed of Covenant more than once in respect of the same damage suffered, and accordingly the Vendors shall not be liable in respect of any breach of Warranty if and to the extent that the Losses are or have been included in a claim under the Tax Deed of Covenant which has been satisfied, nor shall the Vendors be liable in respect of a claim under the Tax Deed of Covenant if and to the extent that the Losses are or have been included in a claim for breach of Warranty which has been satisfied.

6.    Tax
      In calculating the liability of the Vendors for any breach of Warranty, there shall be taken into account the amount (if any) by which any Taxation for which the Purchaser or any Group Company would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of the matter giving rise to such liability.

7. The Warranties and the Covenants given in the Tax Deed of Covenant are given on the basis of the Company continuing to carry on business and the Subsidiaries remaining dormant after Completion.

8.    Purchaser's Warranty
      The Purchaser warrants and represents to the Vendors (upon which warranty and representation the Vendors rely in entering this Agreement) that the Purchaser having been given an opportunity to conduct a due diligence investigation into the business of the Company neither it nor its agents are aware of any matter or thing as at the date of this Agreement (other than contained in the Disclosures) which is inconsistent with the Vendors' Warranties.


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                                   Schedule 5

                                Tenancy Agreement


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


                                   Schedule 6

                             Completion Announcement



                                      58